Exhibit 10.2

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

MIH EV DESIGN LLC

THE EQUITY INTERESTS ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH EQUITY INTERESTS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

i

ii

INDEX OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	FX Financing Agreement
Exhibit B	Pre-Development Activities
Exhibit C	Business Plan
Exhibit D	Minimum Monthly Contributions Expenditures
Exhibit E	Certain U.S. Tax Provisions

Schedules

Schedule 3.1	Schedule of Members

iii

LIMITED LIABILITY COMPANY AGREEMENT
of
MIH EV DESIGN LLC

This LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with Section 13.4, this “Agreement”), dated as of May 11, 2022, by and among MIH EV Design LLC, a Delaware limited liability company (the “Company”), Foxconn EV Technology, Inc., an Ohio corporation (“FX”), and Lordstown EV Corporation, a Delaware corporation (“LMC” and, together with FX and any additional Person who is admitted as a member of the Company in accordance with this Agreement, the “Members” or each a “Member”). Capitalized terms used herein shall have the respective meanings ascribed to such terms in Article I.

WHEREAS, the Company was formed on May 11, 2022 as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as the same may be further amended, supplemented or otherwise modified from time to time (the “Delaware Act”); and

WHEREAS, the undersigned desire to enter into this Agreement to, among other things, govern the organization, operation and governance of the Company, including the conduct of the In-Scope Business.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.1     Definitions.

“Accountants” has the meaning set forth in Section 7.4(a).

“Affiliate” means, in respect of a Person, any other Person who Controls, is Controlled by or is under common Control with such Person; provided that the Company shall not be deemed an Affiliate of any Member.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Budget” means, with respect to a Fiscal Year, the annual operating budget of the Company for such Fiscal Year (displaying anticipated statements of income and cash flows); provided, that the Board may approve an Annual Budget for a period of less than a Fiscal Year and, if it does, the provisions of this Agreement referring to an Annual Budget shall be modified as appropriate to reflect such shorter period.

“Anti-Bribery Laws” means any of the following: (a) the FCPA, (b) the Organization for Economic Cooperation and Development Convention against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, (c) international anti-bribery conventions (other than the convention described in clause (b)), and (d) local anti-corruption and anti-bribery Laws of any other applicable country or jurisdiction.

“Board” means, as of any date, the then-current board of managers of the Company, which shall have the power and authority described in this Agreement.

“Board Deadlock” has the meaning set forth in Section 5.3(a)(v).

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks located in Cleveland, Ohio or New York, New York are not required or authorized by Law to close.

“Business Opportunities” has the meaning set forth in Section 11.2.

“Business Plan” has the meaning set forth in Section 2.7.

“Capital Commitments” means the FX Capital Commitment and the LMC Capital Commitment.

“Capital Contribution” means any cash, cash equivalents or the fair market value (as reasonably determined by the Board in good faith) of other tangible or intangible assets that a Member contributes or is deemed to contribute to the Company each pursuant to Article III and net of any Liabilities of such Member assumed by the Company in connection with such contribution and net of any other Liabilities to which the assets contributed by such Member are subject.

“Certificate of Formation” means the certificate of formation of the Company filed with the State of Delaware on May 11, 2022, as may be amended by the Board in accordance with this Agreement and the Delaware Act from time to time.

“Chairperson” has the meaning set forth in Section 5.2(g).

“Change of Control” means, at any time, (a) the acquisition by any Person or any group of Persons acting together which would constitute a “group” (a “Group”) for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, other than FX and its respective Permitted Transferees, of beneficial ownership of such Company Interests representing more than 50% of the aggregate voting power of all classes of voting securities of the Company, (b) any transaction or series of related transaction pursuant to which the Persons who were the respective beneficial owners of the voting securities of the Company immediately prior to such transaction or series of related transactions do not, following such transaction or series of related transactions, beneficially own, directly or indirectly more than 50% of the aggregate voting power of all classes of voting securities of the Company resulting from such transaction or series of related transactions, (c) the direct or indirect sale or other disposition, in one or a series of transactions, of assets representing all or substantially all of the assets of the Company to any Person or Group or (d) any transaction or series of related transactions pursuant to which following such transaction or series of related transactions FX does not have the power to appoint at least a majority of the Managers of the Company.

“Claim” means any and all claims (including any cross-claims or counterclaims), causes of action, allegations, charges, complaints, demands, inquiries, investigations, audits, disputes and other assertions of Liability, whenever or however arising.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor to such statute.

“Company” has the meaning set forth in the preamble hereto.

“Company Interest” means a membership interest of the Company issued to a Member, including those represented by Units.

“Competing Business Opportunity” means undertaking any of the development services described in the Business Plan (other than contract manufacturing) with respect to EC Vehicles to be built and designed utilizing the MIH open platform and for sale in North America.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of a Member from the Company or its Representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company or its Representatives (other than as a result of any breach by a Member or its Representatives of the confidentiality provisions of this Agreement), (c) was or becomes available to the Member from a source other than the Company and its Representatives, provided, that such source is not known by such Member to be bound by a confidentiality agreement with the Company, or (d) is independently developed by such Member without the use of any such information received under this Agreement.

“Contract” means any contract, agreement, purchase order, modification, obligation, promise, commitment or undertaking (whether written, electronic or oral) that is, or purports by its written terms to be, legally binding.

“Control” (including the terms “Controlled by,” “Controlling” and “under common Control with”) means, as used with respect to any Person, possession of the power or authority, directly or indirectly, to direct or cause the direction of management or policies of such Person, whether through ownership of voting securities, as trustee or executor, by Contract or otherwise, including by virtue of having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Person” has the meaning set forth in Section 12.1.

“Damages” has the meaning set forth in Section 12.1.

“Default Contribution” has the meaning set forth in Section 3.2(a).

“Default Funding” has the meaning set forth in Section 3.2(a).

“Defaulting Member” has the meaning set forth in Section 3.2(a).

“Default Notice” has the meaning set forth in Section 3.2(a).

“Delaware Act” has the meaning set forth in the recitals hereto.

“Distribution” means each distribution made by the Company pursuant to this Agreement to a Member in respect of such Member’s Company Interest, whether in cash, securities or other assets of the Company and whether by liquidating distribution or otherwise.

“EC Vehicle” means all-electric commercial vehicles designed by the Company.

“Electing Member” has the meaning set forth in Section 3.2(a).

“Emergency Funding” has the meaning set forth in Section 3.1(b)(i).

“Equity Interest” means, with respect to any Person (a) any unit, capital stock, partnership, membership or limited liability company interests or other equity interests in such Person or a successor, (b) obligations, notes or other indebtedness or other securities or interests convertible or exchangeable into units, capital stock, partnership interests, membership or limited liability company interests or other equity interests in such Person or a successor, and (c) warrants, options, certificates of interest or participation in any profit sharing agreement, or other rights to purchase or otherwise acquire units, capital stock, partnership interests, membership or limited liability company interests or other equity interests in such Person or a successor.

“Excess Cash” means, with respect to any Fiscal Year (or any other applicable period) with a positive budgeted net cash flow as set forth in the applicable Annual Budget, all cash revenues generated by the Company in excess of such budgeted net cash flow for such Fiscal Year, subject to (a) any mandatory provisions of applicable Law, (b) restrictions on distributions set forth in any agreement referenced in any credit or other agreement that is binding on the Company, and (c) any reserve amounts necessary to fund expenditures contemplated in the Annual Budget for the immediately succeeding Fiscal Year, as reasonably determined by the Board (subject to Section 5.3(a)(iv)) in good faith.

“Export Control Laws” means (a) all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. §120, et. seq.), the Export Administration Regulations (15 C.F.R. §730, et. seq.) as well as the anti-boycott and embargo regulations and guidelines issued thereunder, and associated executive orders, and the statutes implemented by the Office of Foreign Assets Controls and the U.S. Department of the Treasury and (b) any Laws of any jurisdiction outside the U.S. regulating the disclosure, shipment, transfer or transmission of commodities, goods, services, technology, information and technical data to any Person outside such jurisdiction.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 7.3.

“Fully-Participating ROFR Purchasing Member” has the meaning set forth in Section 9.6(c).

“FX” has the meaning set forth in the preamble hereto.

“FX Background IP License” has the meaning set forth in Section 2.10(a).

“FX Capital Commitment” means $55,000,000.

“FX Advance” means an advance by the FX Lender to LMC under an FX Financing Note.

“FX Lender” has the meaning set forth in Section 3.1(a)(v).

“FX Financing Note” means a note in substantially the form attached hereto as Exhibit A, to be entered into between FX Lender and LMC to evidence each FX Advance.

“FX Parent” means Hon Hai Precision Industry Co., Ltd.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States and any other sovereign nation or city-state, and any state or other political subdivision thereof and any other individual, body or entity exercising or having the authority to exercise under the Laws thereof any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, organization, department, bureau, office (including any public international, multinational or transnational authority, as well as the European Commission or any other competent body of the European Union and corresponding entities or agencies in any other jurisdiction), board, commission or instrumentality, and any arbitrator or arbitration panel with proper authority and jurisdiction under such Laws.

“Governmental Authorization” means any permit, consent, license, ratification, waiver, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the lawful authority of any Governmental Authority or pursuant to any Law.

“ICC” has the meaning set forth in Section 13.8(d)(i).

“ICC Rules” has the meaning set forth in Section 13.8(d)(i).

“Imputed Underpayment” has the meaning set forth in Section 7.5(f)(ii).

“Initial Budget” has the meaning set forth in Section 2.8(a).

“In-Scope Business” means the businesses of (a) designing, developing, manufacturing, assembling, testing, certifying, marketing, selling, distributing and delivering EC Vehicles and their hardware and software components, (b) maintaining, sustaining and supporting, and providing other aftermarket services for, EC Vehicles, including parts distribution and other logistics, maintenance, repair and overhaul services, modifications and training, and (c) any combination of any aspects of any of the foregoing clauses (a) and (b).

“Indebtedness” means, with respect to a Person and without duplication, (a) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including all principal, interest and fees, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than any Taxes), (d) all guarantees, whether direct or indirect, by such Person of Indebtedness of any other Person or Indebtedness of any other Person secured by any assets of such Person, whether such guarantees are in the form of letters of credit or other forms of security, surety or guaranty and (e) all finance lease obligations of such Person, but in all such cases excluding trade payables.

“Initial Business Plan End Date” means December 31, 2024.

“Initial Business Plan Timeline” has the meaning set forth in Section 2.7.

“Initial Capital Contribution” means $30,000,000.

“Initial Expenditures” means, individually and collectively, (a) expenditures in respect of Pre-Development Activities, including (i) direct third party expenditures incurred or to be incurred by the Company or incurred or to be incurred by LMC on behalf of the Company (including IT expenditures), and (ii) reimbursement to LMC, at agreed upon rates, for time spent by LMC personnel working on Company activities, (b) expenditures in respect of payroll for Company employees and (c) expenditures in respect of Company organizational and administrative activities.

“Initial Notice” has the meaning set forth in Section 3.3.

“Intellectual Property” means all intellectual property and industrial property rights arising under the Laws of any jurisdiction, including: (a) patents, patent applications and statutory invention registrations, (b) copyrights and all rights in any original works of authorship that are within the scope of any applicable copyright Law, together with all registrations and applications associated with any of the foregoing, (c) trade secrets and all other intellectual property rights in confidential or proprietary information, processes, technology, designs, formulae, algorithms, procedures, methods, discoveries, specifications, inventions, compositions, and know-how, and (d) any trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source or origin, together with all registrations, applications and goodwill associated with any of the foregoing (the items set forth in clause (d), collectively, “Trademarks”).

“Investment” as applied to any Person means (a) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including partnership interests and joint venture interests) of any other Person, other than cash and cash equivalents and (b) any capital contribution by such Person to any other Person.

“IRS” has the meaning set forth in Section 7.5(f)(i).

“Law” means any and all laws (including common laws), constitutions, statutes, ordinances, standards, guidelines, regulations, rules, codes and any other legislation enacted, promulgated or prescribed by or under the authority of any Governmental Authority, and including all Orders and the terms of any Governmental Authorizations, whether in effect on the date of this Agreement or coming into effect thereafter.

“Legal Proceeding” means any Claim commenced, brought, conducted or heard by or before any Governmental Authority.

“Liability” means any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due and whenever or however arising.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Liquidation Statement” has the meaning set forth in Section 8.2(a)(iii).

“LMC” has the meaning set forth in the preamble hereto.

“LMC Capital Commitment” means $45,000,000.

“LMC Parent” means Lordstown Motors Corp.

“Management Incentive Units” has the meaning set forth in Section 2.9.

“Manager” means a current member of the Board, who, for purposes of the Delaware Act, shall be deemed a “manager” as defined in the Delaware Act but who shall be subject to the rights and obligations set forth in this Agreement and, to the extent not inconsistent with the rights and obligations set forth in this Agreement, to the rights and obligations set forth in the Delaware Act.

“Maturing FX Note” has the meaning set forth in Section 3.4.

“Member” has the meaning set forth in the preamble hereto.

“Member Loan” has the meaning set forth in Section 3.1(b)(iii).

“Member Names and Marks” means, with respect to a Member and its Affiliates, the Trademarks which such Member or one of its Affiliates owns or otherwise has the right to use.

“Minimum Monthly Contribution” means $4,000,000.00.

“Model C and E Designs” means the designs for each of the following electric vehicles developed under the Foxtron brand and built on the MIH software and hardware open platform for electric vehicles: (a) the Model C crossover utility vehicle (CUV); and (b) the Model E sedan.

“Non-Defaulting Member” has the meaning set forth in Section 3.2.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Offered Units” has the meaning set forth in Section 9.6(a).

“Official” has the meaning set forth in Section 11.4(b)(i)(C).

“Order” means any order (other than an order constituting an approval), writ, judgment, injunction, decree, stipulation, determination or award entered, rendered, issued or made by any Governmental Authority.

“Overallotment Notice” has the meaning set forth in Section 9.6(c).

“Ownership Percentage” means, as to each Member, at any time of determination, a number (expressed as a percentage) equal to the quotient obtained by dividing: (a) all of such Member’s Units by (b) the aggregate Units held by all Members; provided, that prior to the making of the Capital Contributions contemplated by Section 3.1(a)(i), FX’s Ownership Percentage shall be deemed to be fifty-five percent (55)% and LMC’s Ownership Percentage shall be deemed to be forty-five percent (45%).

“Participating Member” has the meaning set forth in Section 3.1(b)(i).

“Partnership Representative” means the “partnership representative” of the Company within the meaning of and for the purposes set forth in Code Section 6223(a) and as otherwise set forth in this Agreement.

“Permitted Transfer” has the meaning set forth in Section 9.3.

“Permitted Transferee” has the meaning set forth in Section 9.3.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company or other entity, including any Governmental Authority.

“Pre-Development Activities” means the initial pre-development activities described on Exhibit B.

“Prohibited Persons” means (a) any Person that (i) is named as a “Specially Designated National or Blocked Person” under OFAC; or (ii) is otherwise the target of any economic sanctions program administered by a Governmental Authority, including those administered by OFAC, Her Majesty’s Treasury, the European Union and the Bureau of Industry Security of the U.S. Department of Commerce; or (b) any Person that is an Affiliate of any Person identified in of clause (a).

“Pro Rata Share” means, as to each Member, at any time of determination, a number (expressed as a percentage) equal to the quotient obtained by dividing: (a) such Member’s remaining unfunded Capital Commitment at such time by (b) the remaining unfunded Capital Commitments of all Members at such time.

“Representative” means, with respect to a particular Person, any director, manager, member, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors, in their respective capacities as such.

“ROFR Purchasing Member” has the meaning set forth in Section 9.6(b).

“Schedule of Members” has the meaning set forth in Section 3.1(d).

“Selling Member” has the meaning set forth in Section 9.6(a).

“Shortfall Amount” has the meaning set forth in Section 3.2(a).

“Specified Persons” has the meaning set forth in Section 11.2.

“Subsidiary” means, with respect to any given Person, any corporation, limited liability company, partnership, association or other entity, more than 50% of the Equity Interests of which are owned, directly or indirectly, by that Person (except for any Equity Interests issued or transferred to “nominee” equityholders (or the equivalent) as necessary or desirable under the Laws of the jurisdiction of formation of such corporation, limited liability company, partnership, association or other entity).

“Tagging Person” has the meaning set forth in Section 9.7(a).

“Tag-Along Acceptance Period” has the meaning set forth in Section 9.7(a).

“Tag-Along Company Interests” has the meaning set forth in Section 9.7(a).

“Tag-Along Offered Company Interests” has the meaning set forth in Section 9.7(a).

“Tag-Along Right” has the meaning set forth in Section 9.7(a).

“Tag-Along Sale” has the meaning set forth in Section 9.7(a).

“Tag-Along Seller” has the meaning set forth in Section 9.7(a).

“Tag Exercise Notice” has the meaning set forth in Section 9.7(a).

“Tag Notice” has the meaning set forth in Section 9.7(a).

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” or “Taxation”) means all national, federal, state, local, municipal and foreign income, capital gains, profits, franchise, gross receipts, margin, capital, net worth, sales, use, withholding, payroll, estimated, goods and services, value added, ad valorem, alternative or add-on, registration, custom, general business, employment, social security (or similar), disability, workmen’s compensation, business, occupation, unemployment, premium, real property, personal property (tangible and intangible), capital stock, stamp, customs, transfer (including real property transfer or gains), conveyance, severance, production, excise, unclaimed property, escheat, environmental, windfall profits and other taxes (including Section 59A of the Code) or charges of any kind whatsoever in the nature of or in lieu of a tax, including any and all fines, penalties, assessments, and additions attributable to or otherwise imposed on or with respect to any such taxes, and interest thereon, whether disputed or not, computed on a separate or consolidated, unitary or combined basis, imposed by or on behalf of any Tax Authority.

“Tax Authority” means any Governmental Authority having the power to regulate, impose or collect Taxes, including the IRS and any state or local department of revenue.

“Tax Proceeding” has the meaning set forth in Section 7.5(e).

“Taxable Year” has the meaning set forth in Section 7.5(b).

“Tax-Related Costs” has the meaning set forth in Section 7.5(g)(i).

“Third Party” means any Person who is not a party hereto or an Affiliate of a party hereto.

“Third Party Purchaser” means any Person other than a Member or a Permitted Transferee.

“Transfer” has the meaning set forth in Section 9.1.

“Transferring Member” has the meaning set forth in Section 9.3.

“Transfer Notice” has the meaning set forth in Section 9.6(a).

“Treasury Regulations” means the U.S. federal income Tax regulations promulgated under the Code and effective as of the date hereof, as amended, and including any successor regulations.

“U.S.” or “United States” means the United States of America.

“Unfunded Emergency Funding Amount” has the meaning set forth in Section 3.1(b)(i).

“Vehicle Foreground IP” has the meaning set forth in Section 2.10(b).

Section 1.2      Rules of Construction.

(a)            The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

(b)            Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

(c)            The use of the word “include” and “including” and variations thereof in this Agreement shall be by way of example rather than by limitation and interpreted as though followed by the words “without limitation,” and shall not be construed to restrict the meaning of any preceding word or statement to the specific or similar items or matters immediately following it. The use of the words “or,” “either” and “any” shall not be exclusive. The word “extent” in the phrase “to the extent” shall convey the concept of degree, and such phrase shall not mean simply “if”. The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “writing,” “written” and variations thereof include any manner of representing or manifesting words in a legible form (including on an electronic or visual display screen) or other non-transitory form.

(d)            Except as otherwise indicated, all references in this Agreement to “Schedules,” “Articles,” “Sections” and “Exhibits” are intended to refer to Schedules, Articles, Sections and Exhibits to this Agreement.

(e)            Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

(f)            All references to “days” herein shall be to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in the beginning or at the end of the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday or if an action is to be taken within two (2) days of a target date and the target date is a Thursday, the action must be taken by Tuesday); if the last day of any period referenced herein is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g)            The parties hereto have participated jointly in the negotiation and drafting of this Agreement, which parties hereto acknowledge is the result of extensive negotiations between the parties.

(h)            References to any Person are also to such Person's successors and permitted assigns.

(i)            If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any of parties hereto by virtue of the authorship of any of the provisions of this Agreement.

(j)            All amounts of currency in this Agreement are expressed in, and all payments pursuant to this Agreement will be made in, United States Dollars unless otherwise expressly provided.

(k)            Reference to any Law means such Law as in effect from time to time, including all past and future amendments, all successor Laws, and all rules and regulations promulgated thereunder.

Article II

GENERAL PROVISIONS

Section 2.1      Formation of the Company; Term. The Company was formed on May 11, 2022 as a Delaware limited liability company under the Delaware Act and shall continue in existence until the dissolution and liquidation of the Company in accordance with the provisions of Article VIII hereof. Effective upon the execution of this Agreement, the rights and Liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement; provided, that to the extent of any inconsistency between this Agreement and waivable or non-mandatory provisions of the Delaware Act, then this Agreement shall govern.

Section 2.2      Limited Liability Company Agreement. The Members have entered into this Agreement for the purpose of establishing the organization and governance of the Company and the conduct of its business. The Members hereby agree that, during the term of the Company set forth in Section 2.1, the rights and obligations of the Members with respect to the Company shall be determined in accordance with the terms and conditions of this Agreement, the Certificate of Formation and non-waivable provisions of the Delaware Act.

Section 2.3      Name. The name of the Company shall be “MIH EV Design LLC” or such other name or names as may from time to time be determined by the Board.

Section 2.4      Purpose, Scope and Powers. The Company has been duly formed for the sole object and purpose of engaging in such lawful transactions and business activities (including through its Subsidiaries) as are in furtherance of and in connection with conducting the In-Scope Business as contemplated by the Business Plan. Subject to the terms and conditions set forth herein, the Company and its Subsidiaries shall have any and all powers necessary to carry out the purposes of the Company and the conduct of the In-Scope Business as specified in this Section 2.4.

Section 2.5      Principal Office, Registered Office and Agent. The principal office of the Company shall be located at 26555 Evergreen Rd, Suite 1540, Southfield, Michigan, 48076-4206, or at such other place (whether inside or outside the State of Delaware) in the United States as the Board may from time to time designate. The Company may have such other offices (whether inside or outside the State of Delaware) in the United States and/or any other country as the Board may from time to time designate. The registered office and registered agent of the Company in the State of Delaware shall be the office of the initial registered office and registered agent set forth in the Certificate of Formation or such other office as the Board may from time to time designate. The Board may change the registered office and/or registered agent from time to time by (a) filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act and (b) giving notice of such change to each of the Members.

Section 2.6      Qualification in Other Jurisdictions. Subject to the limitations set forth herein regarding situations in which the approval of the Members is required by the terms of this Agreement, (a) the Board shall cause the Company to be qualified or registered under foreign entity related statutes or assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business and (b) in connection with the immediately foregoing, any officer appointed pursuant to Section 5.4 may execute, deliver and file any certificates (and any amendment and/or restatement thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company is permitted to conduct business pursuant to this Agreement.

Section 2.7      Business Plan. The “Business Plan” is the business plan of the Company that shall apply from the date hereof through the Initial Business Plan End Date (the “Initial Business Plan Timeline”), as set forth on Exhibit C. On at least an annual basis during the Initial Business Plan Timeline, the Board, with the assistance of the Officers, will review the Business Plan in conjunction with its review of the Annual Budget. Any proposed changes to the Business Plan during the Initial Business Plan Timeline shall be reviewed and shall require the approval of the Board. Following the period covered by the Initial Business Plan Timeline, any new Business Plans shall be adopted and approved by the Board. Subject to the then effective Initial Budget or Annual Budget, as applicable, (or if no Initial Budget or Annual Budget is then in effect, the cash and other resources then available to the Company), the Board shall cause the Company to operate in a manner consistent with the principals and objectives set forth in the Business Plan as the same is approved from time to time by the Board.

Section 2.8      Annual Budget.

(a)            Following the date hereof, each of FX and LMC shall use its commercially reasonable efforts to prepare and agree to a Fiscal Year 2022 budget to design and develop its first EC Vehicle, which budget shall (i) be prepared to reflect expenditures on a monthly basis, (ii) include the timing and amounts of funding of the Capital Commitments (provided, that Capital Commitments shall be funded no more frequently than monthly and each Capital Contribution shall be no less than $7,500,000) and (iii) include all anticipated Company expenditures for Fiscal Year 2022, including the Initial Expenditures and any licensing fees payable under the FX Background IP License (the “Initial Budget”). Not later than sixty (60) days prior to (A) the end of the period covered by the Initial Budget and (B) each Fiscal Year thereafter, the Officers shall prepare and submit to the Board for approval the Annual Budget for such Fiscal Year (or portion thereof). If the Board fails to adopt and approve an Annual Budget for a Fiscal Year, then until an Annual Budget for such Fiscal Year (or portion thereof) is adopted and approved by the Board, the Company shall operate on the Annual Budget for the immediately preceding Fiscal Year (or portion thereof) (or, in the case of there are no Annual Budgets for the immediately preceding Fiscal Year, the Initial Budget), with (x) all recurring ordinary course line items (other than applicable costs for the relevant upcoming Fiscal Year governed by contracts that by their terms provide for fixed amounts or annual escalations or increases in such costs, which shall be based on such applicable contract provisions) increased by up to five percent (5%) in the aggregate, and (y) any nonrecurring or non-ordinary course line items excluded entirely.

(b)            No expenditures or commitments for expenditures may be made by the Company, or any Member on behalf of the Company, if such expenditure individually or in the aggregate with other expenditures or commitments results in a deviation from any Initial Budget or Annual Budget, as applicable, then in effect that increases the costs and expenses incurred by the Company in the applicable period covered by the Initial Budget or Annual Budget, as applicable, by an amount equal to or greater than five percent (5%) of the aggregate projected costs and expenditures set forth in such Initial Budget or Annual Budget, as applicable.

Section 2.9      Company Interests; Units. The Company Interests shall be represented by units (“Units”). The total Units and the number of Units of each class or series which the Company has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected on the Schedule of Members) and as of the date hereof shall consist of 100,000,000 Units, all of which shall be voting Units. The Units shall not be certificated, provided the Board may in its discretion cause the Company to issue certificates representing Units from time to time. The Company may issue fractional Units. The Members hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction). The Company is authorized to issue up to an additional 5,000,000 Units (the “Management Incentive Units”) to employees, consultants and other services providers of the Company or any Subsidiary, which will have the rights and obligations set forth herein and in a management incentive plan adopted by the Board and will be subject to the terms of applicable award agreements (including with respect to vesting), in each case as determined by the Board from time to time. On or prior to the adoption of a management incentive plan by the Board, the Board shall cause such amendments to this Agreement as necessary to be entered into so that the Management Incentive Units will be structured as “profits interests” as that term is used in Revenue Procedures 93-27 and 2001-43 or, to the extent Revenue Procedures 93-27 and 2001-43 are superseded by the proposed regulations referenced in IRS Notice 2005-43, then to the extent such regulations are applicable, if at all, to such Management Incentive Units.

Section 2.10      Intellectual Property.

(a)            As promptly as practicable following the date hereof (but in no event later than thirty (30) days after the date hereof), FX shall cause access to be granted to the Company of all information and data for the Model C and Model E Designs necessary for the Company to commence the Pre-Development Activities. FX shall use its commercially reasonable efforts to cause to be granted to the Company within sixty (60) days of the date hereof, a perpetual, irrevocable, non-exclusive, worldwide, license to the Intellectual Property that FX or one or more of its Affiliates owns or has the right to use with respect to the Model C and Model E Designs (the “FX Background IP”) for use by the Company in conducting the In-Scope Business (the “FX Background IP License”) on terms and conditions acceptable to the Company, including the right to sublicense the FX Background IP to the Members in connection with the licenses granted pursuant to Section 2.10(c).

(b)            The Company will exclusively own all right, title and interest in and to all Intellectual Property conceived, developed, or reduced to practice by the Company that describes, embodies or protects any EC Vehicle designed by the Company or is conceived, developed or reduced to practice by any employee of any Member that describes, embodies or protects any EC Vehicle within the In-Scope Business and is based on the MIH platform (the “Vehicle Foreground IP”).

(c)            The Company will exclusively license any Vehicle Foreground IP (i) to LMC or any of its Affiliates for use in the North American commercial market, subject to terms and conditions, including customary and reasonable licensing fees, that are agreed upon by the Board and LMC, and (ii) to FX or any of its Affiliates for use outside of North America, subject to terms and conditions, including customary and reasonable licensing fees, that are agreed upon by the Board and FX.

Article III

CAPITAL COMMITMENTS; CAPITAL CONTRIBUTIONS

Section 3.1      Commitments, Capital Contributions and Issuance of Company Interests.

(a)            Capital Commitments and Capital Contributions. In furtherance and support of the Company, each of FX and LMC hereby agrees to make Capital Contributions to the Company as follows:

(i)            Within forty-five (45) days of the date hereof (and subject to the Company having established the required banking account), each of FX and LMC shall fund its Pro Rata Share of the Initial Capital Contribution by wire transfer of immediately available funds to an account specified by the Board. The Company shall utilize the Initial Capital Contribution to fund the Initial Expenditures.

(ii)            Thereafter, each of FX and LMC shall fund its Pro Rata Share of additional Capital Contributions in such amounts and at such times as set forth in the Initial Budget or Annual Budget in effect at such time, by wire transfer of immediately available funds to an account specified by the Board; provided, that in the event no Initial Budget has been approved by the Board by sixtieth (60th) day following the date of this Agreement, then on the fifth (5th) Business Day of each calendar month thereafter until the earlier to occur of (x) each Member having funded aggregate Capital Contributions equal to its Capital Commitment and (y) approval of the Initial Budget by the Board, each of FX and LMC shall fund Capital Contributions to the Company in an amount equal to its Pro Rata Share of the Minimum Monthly Contribution by wire transfer of immediately available funds to an account specified by the Board. So long as the Initial Budget has not been approved, proceeds from the Minimum Monthly Contributions may only be used to fund expenditures within the categories set forth on Exhibit D attached hereto and Initial Expenditures.

(iii)            Notwithstanding anything to the contrary contained herein, in no event shall any Member be required to make aggregate Capital Contributions to the Company in excess of its Capital Commitment.

(iv)            Each Member that makes a Capital Contribution pursuant to this Section 3.1(a) shall receive a number of Units equal to (A) the aggregate amount of such Capital Contribution divided by (B) $1.00 (the “Unit Price”).

(v)            Notwithstanding anything to the contrary in the foregoing, FX and LMC acknowledge and agree that LMC’s obligations to make any Capital Contributions pursuant to this Section 3.1(a) is subject to the satisfaction of the following conditions: (A) FX or one of its Affiliates (the “FX Lender”) shall have delivered to LMC a duly executed copy of an FX Financing Note in the aggregate principal amount equal to the amount of such Capital Contributions required to be made by LMC; and (B) following the due execution and delivery of such FX Financing Note by the parties thereto, the FX Lender shall not have breached its obligation to make the advance to LMC required under such FX Financing Note in accordance with the terms and conditions thereof. For the avoidance of doubt, LMC will not be deemed a Defaulting Member under Section 3.2 if it does not make a Capital Contribution otherwise required under this Section 3.1(a) as a result of the conditions set forth in clauses (A) and (B) in the immediately preceding sentence not being satisfied.

(b)            Emergency Funding.

(i)            The Members shall also have the right, but not the obligation, to make Member Loans, pro rata in accordance with their respective Ownership Percentages, of the amounts determined necessary by the Board to fund emergency expenditures to (A) prevent imminent risk to health and safety to employees or others Persons, (B) prevent imminent damage to Company property, (C) replace Company property damaged due to casualty (but only to the extent of any shortfall in insurance proceeds), or (D) avoid or cure a default under any Indebtedness of the Company or any of its Subsidiaries to an unrelated third party (such amounts, “Emergency Funding”). Upon the Board making such a determination that an Emergency Funding is necessary, the Company shall provide each Member with notice not less than ten (10) Business Days prior to the requested funding date of such Member Loans, which notice shall include (i) the requested funding date of such Member Loans, (ii) the aggregate amount of funding the Company is seeking from all Members in respect of such Emergency Funding, (iii) the amount that may be loaned by such Member (pro rata in accordance with their respective Ownership Percentages), (iv) the account to which such Member Loans shall be paid and (v) the purpose for which such Emergency Funding will be used. If any Member elects not to make its pro rata portion (in accordance with their respective relative Ownership Percentages) of such Member Loans or fails to timely make such Member Loans (such amount of unfunded Member Loans, the “Unfunded Emergency Funding Amount”), the Company shall notify any other Member making its full pro rata portion (in accordance with its Ownership Percentage) of such Member Loan (a “Participating Member”) of such Unfunded Emergency Funding Amount, which notice shall include (i) the requested funding date for such Unfunded Emergency Funding Amount (which shall not be less than ten (10) Business Days following such notice), (ii) the aggregate Unfunded Emergency Funding Amount and (iii) the account to which such Unfunded Emergency Funding Amount shall be paid. Each Participating Member shall have the right, but not the obligation, to make additional Member Loans equal to the Unfunded Emergency Funding Amount; provided, that if more than one Participating Member elects to make additional Member Loans that collectively exceed the Unfunded Emergency Funding Amount, each such Participating Member’s additional Member Loans shall be reduced ratably (in accordance with their respective relative portions of the Member Loans such Participating Members committed (and did not fail to timely fund) prior to any Unfunded Emergency Funding Amount) by an amount equal to such excess.

(ii)            Notwithstanding the foregoing, the Company may, without complying with the notice procedures set forth in Section 3.1(b)(i), accept a Member Loan from any Member if the Board determines that the funding of such Emergency Funding on an expedited basis (relative to the procedures set forth in Section 3.1(b)(i)) is necessary in exigent circumstances to prevent an imminent material and adverse impact on the business or operations of the Company or any of its subsidiaries; provided, that promptly (and in any event within ten (10) Business Days) following the funding of such Member Loan, such Member shall offer to each other Member the right to purchase, at par value (without any accrual for interest thereon), such other Member’s pro rata amount (in accordance with their respective relative Ownership Percentages) of such Member Loan, which offer shall remain open for at least 30 days before terminating and specify in reasonable detail the circumstances giving rise to such Member Loan, together with wire instructions for purposes of such purchase, and to accept such offer the other Member shall fund its pro rata amount (in accordance with its Ownership Percentage) thereof (or such lesser amount as such Member shall elect, in its sole discretion) while such offer remains open and upon any such acceptance and funding, the other Member shall be deemed to have purchased its funded portion of such Member Loan (and thereafter hold such portion of the Member Loan in lieu of the offering Member).

(iii)            A “Member Loan” is a loan that shall (i) be unsecured, (ii) bear interest at a per annum interest rate (accruing daily and compounding annually, to the extent not paid in cash) equal to three percent (3%), (iii) have no stated maturity or scheduled amortization, but be mandatorily repaid by the Company solely out of Distributable Cash (and shall, upon such payment, reduce Distributable Cash correspondingly) before any distributions are made to the Members pursuant to Section 4.1 or Section 8.2, (iv) not be subject to any rights of acceleration of maturity, notwithstanding the occurrence of any event of default in connection with such loan, (v) have no up-front, commitment, arrangement, prepayment, breakage, “make-whole” or other fees (apart from the interest described in clause (ii) above), (vi) be non-Transferrable, except in connection with a Permitted Transfer or Transfer of Membership Interests (with any Transfer of Member Loans by a Member that is not a Permitted Transfer to be in the same percentage of the aggregate outstanding amount of Member Loans held by such Member as the percentage of the Membership Interests held by such Member being so Transferred), (vii) not be deemed to be a Capital Contribution and not be convertible into Membership Interests, (viii) at the option of the Member making the Member Loan, be represented by a promissory note in customary form consistent with this Section 3.1(b)(iii).

(c)            Additional Issuances of Equity Interests. Subject to Section 3.3 and Section 5.3(a)(iv), the Board shall have the right at any time and from time to time to cause the Company to create and/or issue Equity Interests at such price and on such other terms and conditions as shall be determined and approved by the Board (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Equity Interests), in which event, notwithstanding anything herein to the contrary, the Board shall have the power, subject to Section 5.3(a)(iv), to amend this Agreement to reflect such creation and/or additional issuances and dilution and to make any such other amendments as it deems necessary or desirable (in its sole discretion) to reflect such creation and/or additional issuances and dilution (including amending this Agreement to increase the authorized number of Equity Interests of any class, group or series, to create and authorize a new class, group or series of Equity Interests and to add the terms of such new class, group or series of Equity Interests including economic and governance rights which may be different from, senior to or more favorable than the other existing Equity Interests), in each case without the approval or consent of any other Person.

(d)            Schedule of Members. The Company shall create and maintain a Schedule of Members, setting forth the name and address of each Member, the number and class of Units held by each such Member, each Member’s Ownership Percentage, the aggregate Capital Contributions of each Member and the aggregate Capital Commitment of each Member (the “Schedule of Members”). A copy of the Schedule of Members, as of the date hereof, is attached hereto as Schedule 3.1. Upon any additional Capital Contribution or change in the number, amount or ownership of outstanding Units, the Company shall update the Schedule of Members. Any update to the Schedule of Members made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to the Schedule of Members shall be deemed to be a reference to the Schedule of Members as validly updated and in effect from time to time.

Section 3.2      Default Funding.

(a)            Right to Fund Shortfall Amounts. If a Member fails to fund all or any portion of its Capital Commitment when due pursuant to Section 3.1(a) (such Member failing to fund, a “Defaulting Member”), the Company shall promptly, and in any case within five (5) Business Days after such funding default, provide written notice (a “Default Notice”) to each Member setting forth: (i) the name of the Defaulting Member; (ii) the aggregate amount required to have been funded by such Defaulting Member for such contribution; (iii) the amount actually funded (if any) by such Defaulting Member for such contribution; and (iv) the shortfall amount calculated by subtracting the amount described in clause (iii) from the amount described in clause (ii) (such amount, the “Shortfall Amount”). Any other Member that is not identified as a Defaulting Member in such Default Notice (each, a “Non-Defaulting Member”), shall have the option to fund all or any portion of the Shortfall Amount set forth in the Default Notice by delivering written notice thereof to the Company within ten (10) Business Days after receipt of the Default Notice. If a Non-Defaulting Member elects to fund all or a portion of the Shortfall Amount within such time period (if so elected, a “Default Funding” and such Member, an “Electing Member”), then such Default Funding, when paid to the Company, shall constitute a Capital Contribution (a “Default Contribution”).

(b)            Issuance of Company Interests. The Company shall issue to each Non-Defaulting Member that has funded a Default Contribution additional Units equal to (A) the aggregate amount of such Default Contribution funded by such Electing Member divided by (B) the Unit Price.

Section 3.3      Pre-Emptive Right. If the Company or any of its Subsidiaries proposes (following approval by the Board) to sell any Equity Interest in the Company or any of its Subsidiaries to any Person in a transaction or transactions other than (a) Equity Interests issued to another entity or its owners in connection with the acquisition of all or a portion of such entity or its assets that is approved in accordance with the terms of this Agreement, (b) Equity Interests offered to employees of the Company or any Subsidiary pursuant to employee benefit plans, equity incentive plans or arrangements approved by the Board in accordance with the terms of this Agreement (including upon the exercise of employee equity options granted pursuant to any such plans or arrangements) or (c) Equity Interests issued by a Subsidiary of the Company to the Company or another Subsidiary of the Company, each Member shall have the right to purchase directly or through any Affiliate a percentage of such Equity Interests equal to such Member’s Ownership Percentage. Any participation pursuant to this Section 3.3 shall be on the same terms and conditions as applied to all offerees in the respective offering. In the event of a proposed transaction or transactions, as the case may be, that would give rise to preemptive rights of the Members, the Company shall provide notice (the “Initial Notice”) to the Members no later than ten (10) Business Days prior to the expected consummation of such transaction or transactions. Each Member shall provide notice of its election to exercise such rights within five (5) Business Days after delivery of such Initial Notice from the Company. The failure of a Member to respond to the Initial Notice and affirmatively exercise its preemptive right in accordance with the terms of this Agreement shall be deemed an election not to exercise its preemptive right in connection with such proposed transaction or transactions. If a Member fails to exercise its preemptive right with respect to all or any portion of the Equity Interests subject to that preemptive right and any other Member(s) exercise their preemptive rights in full, the Company shall give the exercising Member(s) notice and the exercising Member(s) shall have the right to elect to purchase their pro rata share (calculated based on the exercising Member(s) Ownership Percentage) of the Equity Interests subject to the unexercised preemptive right, all in accordance with the procedure set forth above in this Section 3.3.

Section 3.4      Refinancing of FX Financing Notes. On or prior to the date that any FX Financing Note matures in accordance with its terms (a “Maturing FX Note”), so long as no Event of Default (as defined in such Maturing FX Note) has occurred and is continuing, FX shall provide an FX Advance to LMC in the aggregate principal amount necessary to repay all obligations due at maturity on such Maturing FX Note; provided, that FX’s obligations under this Section 3.4 shall not apply to any FX Financing Note that matures on or after December 31, 2025.

Article IV

DISTRIBUTIONS

Section 4.1      Distributions.

(a)            Subject to applicable Laws and the provisions of Section 4.1(b) and Section 4.1(d), the Company shall make Distributions of Excess Cash to the Members in respect of their Units at any time and from time to time (i) as approved by the Board or (ii) after the Company’s first commercial launch of an EC Vehicle, as requested by a Member in writing, provided that a Member may not request a Distribution more than once per Fiscal Year.

(b)            Subject to applicable Laws and Section 8.2, all Distributions shall be made to the Members pro rata in accordance with their respective Ownership Percentages at the time such Distribution is approved by the Board or is otherwise required to be made pursuant to Section 4.1(a).

(c)            If the Company has, pursuant to any clear and manifest accounting or similar error, paid any Member an amount in excess of the amount to which it is entitled pursuant to this Article IV, such Member shall reimburse the Company to the extent of such excess, without interest, within thirty (30) days after demand by the Company, and, upon receipt of such funds, the Company shall redistribute such funds in accordance with Section 4.1(b).

(d)            For the avoidance of doubt, any Distributions to be made to the Members following the dissolution of the Company shall be made in accordance with Section 8.2.

Section 4.2      Tax Withholding. As further described below in this Section 4.2, where withholding is required by Law, the Company shall be responsible for withholding any and all Taxes in relation to payments made pursuant to this Agreement, including payments made with respect to any Distributions. The Company shall remit the Taxes withheld to the relevant Tax Authority and provide the applicable Member with the withholding Tax receipt or reasonable supporting document and/or evidence of such remittance in a timely manner.

(a)            Documentation. Promptly upon request, each Member shall provide the Partnership Representative with any information related to such Member necessary to (i) allow the Company to comply with any Tax reporting, Tax withholding or Tax payment obligations of the Company, or (ii) establish the Company’s legal entitlement to an exemption from, or reduction of, withholding Tax, including U.S. federal withholding Tax under Sections 1471 and 1472 of the Code. The withholdings referred to in this Section 4.2(a) shall be made at the maximum applicable statutory rate under applicable Tax Law unless the Company and the Partnership Representative receive documentation, satisfactory to the Partnership Representative, to the effect that a lower rate is applicable, or that no withholding is applicable. Without limiting the generality of the foregoing, if requested by the Partnership Representative, each Member shall, if legally entitled to do so, deliver to the Company: (x) an affidavit in form satisfactory to the Partnership Representative that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, or local, foreign or other Law; (y) any certificate that the Company or the Partnership Representative may reasonably request with respect to any such Laws; and/or (z) any other form, instrument, declaration or other document reasonably requested by the Company or the Partnership Representative relating to any Member’s status under such Law.

(b)            Authorization. The Company is hereby authorized at all times to make payments with respect to each Member in amounts required to discharge any obligation of the Company (as reasonably determined by the Partnership Representative, which may be based on the advice of legal or Tax counsel to the Company) to withhold or make payments to any U.S. federal, state, local or foreign Tax Authority with respect to any Distribution or allocation by the Company to such Member and to withhold the same from Distributions to such Member. In the event that the Partnership Representative determines that withholding is required with respect to any Distribution or allocation by the Company to a Member, the Partnership Representative shall use its best efforts to notify such Member promptly so that the Member may have the opportunity to establish an exemption or reduced rate of withholding with respect to such Tax. The Company is further authorized to make payments with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative, which may be based on the advice of legal or Tax counsel to the Company) to withhold or make payments to a Tax Authority with respect to any payments made to the Company. In the event that the Distributions or proceeds to the Company are reduced on account of Taxes withheld at the source or any Taxes are otherwise required to be paid by the Company and such Taxes are imposed on or with respect to one or more, but not all of the Members in the Company, the amount of the reduction shall be borne by the relevant Members. Any amounts paid to a Tax Authority pursuant to this Section 4.2(b) shall be deemed distributed to the applicable Member with respect to which such amounts were withheld for all purposes of this Agreement, and taken into account in determining the amount of future Distributions to such Member pursuant to Section 4.2(c).

(c)            Deemed Loan. Any withholding pursuant to Section 4.2(b) made by the Company to a Tax Authority on behalf of a Member and not simultaneously withheld from a Distribution or payment to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the floating rate of the one-year LIBOR Rate plus 2.0% per annum, be treated as a loan, and: (i) be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member; or (ii) at the reasonable discretion of the Partnership Representative, be promptly repaid to the Company, in whole or in part, by the Member on whose behalf the withholding was made (which repayment by the Member shall not be treated as a Capital Contribution for purposes of Article III and shall not reduce the amount of such Member’s unfunded Capital Commitment). Interest shall cease to accrue from the time the Member on whose behalf the withholding was made repays such withholding (and all accrued interest) by either method of repayment described above. A Member’s obligation to repay any amount treated as a loan and any accrued but unpaid interest thereon pursuant to the foregoing shall survive the winding up and dissolution of the Company and any Transfer of such Member’s Company Interests, and the Company may pursue and enforce all rights and remedies it may have against each such Member under this Section 4.2(c) notwithstanding such winding up, dissolution or Transfer.

Article V

MANAGEMENT

Section 5.1      Authority of Board. Except for situations in which (a) the approval of the Members or any specific Member is required by this Agreement or the Delaware Act or (b) the authority of the Board is otherwise limited by the terms of this Agreement, and in each case subject to the other provisions of this Article V, the Board shall direct and exercise full supervisory control over all activities of the Company, and have the power to bind or take any action on behalf of the Company within its scope and in accordance with this Agreement. For the avoidance of doubt, no individual Manager acting in his capacity as a “manager” shall have the authority to bind the Company except as a member of the Board acting collectively as the Board, and all actions by the Managers shall be taken collectively as the Board, subject to the other provisions of this Agreement.

Section 5.2      Composition of the Board.

(a)            The initial authorized number of Managers on the Board shall be five (5). FX’s initial Manager shall be Jerry Hsiao and LMC’s initial Manager shall be Edward Hightower.

(b)            The number of Managers serving on the Board at any time shall be adjusted from time to time in accordance with Section 5.2(c). Each Manager shall hold office until his or her death, disability, retirement, resignation or removal.

(c)            Each Member shall take all necessary action to effectuate fully the provisions in this Section 5.2 to ensure that the Board consists of the Managers that are duly designated, elected or appointed in accordance with this Section 5.2, including by promptly calling and/or voting, as the case may be, in any annual or special meetings or promptly participating in an action by written consent such that the Board shall be composed as follows:

(i)            Each initial Member shall be entitled to appoint a number of Managers equal to the total number of Managers multiplied by its Ownership Percentage, round up or down, as applicable, to the nearest whole number. If at any time LMC owns less than 20% but 10% or more of the Ownership Percentages, then LMC shall be entitled to designate a board observer who shall be entitled to notice of all meetings and distributions of all materials in the same manner and at the same time as such notices and materials are provided to the Managers, and shall be entitled to attend all meetings of Managers (but not to vote on any matters thereat).

(ii)            If at any point the number of Managers that a Member is entitled to appoint is reduced pursuant to the preceding, the other Member may remove as a Manager the appropriate number of such Member Manager(s) and fill the vacancy or vacancies caused by such removal.

(d)            Subject to Section 5.2(c), the removal of any Manager from the Board may be effected only by the Member entitled to appoint such Manager.

(e)            If any Manager ceases to serve as a member of the Board during such Manager’s term of office by reason of death, disability, resignation or removal, the resulting vacancy on the Board shall be filled by the Member entitled to appoint such Manager pursuant to Section 5.2(c).

(f)            The Managers (including the Chairperson) shall not be compensated for their services as members of the Board. Each Member shall be solely responsible for all out-of-pocket fees and expenses incurred by the Managers appointed by such Member in connection with their service on the Board, including, in each case, attending any meeting of the Board.

(g)            FX shall be entitled to designate one (1) of its Manager appointees to serve as Chairperson of the Board (the “Chairperson”). The Chairperson’s duties shall be strictly limited to convening meetings of the Board and establishing meeting agendas. The Chairperson shall not in this capacity have the authority contractually or legally to bind the Company. The Chairperson shall not be entitled to vote on any matter submitted to the Board, other than in such individual’s capacity as a Manager and, for the avoidance of doubt, the Chairperson shall not have a casting vote to break any tie among the Managers that may arise on matters submitted to a vote of the Board.

(h)            A Member shall be entitled to appoint a number of Managers to any committee of the Board formed by the Board in proportion to the number of Managers such Member is entitled to appoint to the Board; provided, that absent a specific grant of authority from the Board, no committee of the Board shall have any authority to bind the Board or the Company and no act of any committee shall be deemed to be the act of the Board.

Section 5.3      Meetings.

(a)            Votes per Manager; Quorum; Required Vote for Board Action.

(i)            Each Manager shall have one vote; provided that if any FX Manager or LMC Manager is absent or if there is a vacancy in the FX Managers or LMC Managers at any time when there is at least one (1) FX Manager or LMC Manager, as the case may be (for example, if FX has only designated one (1) of its initial three (3) Managers), the vote of each Manager appointed by such Member present at a meeting (or consenting to any written consent) shall be automatically multiplied by a fraction, the numerator of which is the total number of Managers that may be appointed by such Member pursuant to Section 5.2(c)(i) and the denominator of which is the number of Managers that may be appointed by such Member pursuant to Section 5.2(c)(i) that is present or consenting.

(ii)            Unless otherwise provided in this Agreement, at least one (1) Manager appointed by each of FX and LMC, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board; provided that if (A) two (2) consecutive Board meetings with respect to the same subject matter are duly called and (B) there is not at least one (1) Manager appointed by a Member in attendance at either of those meetings, then attendance by such Member’s Managers will not be required for a quorum at a third duly called meeting of the Board with respect to such subject matter. The Company shall provide copies of the minutes of each meeting of the Board to any Managers not in attendance promptly following such meeting.

(iii)            Unless otherwise provided in this Agreement, any action (including the giving of consent, waivers or approvals) by the Board shall require the affirmative vote of, or written consent signed by, the Managers holding a majority of the number of votes held by all Managers then entitled to be appointed.

(iv)            Without the approval of the Board, which approval shall include at least one (1) Manager designated by LMC for so long as LMC’s Ownership Percentage is at least thirty percent (30%), none of the Board or any Manager shall have the power or authority to cause the Company to engage in any of the following:

(A)            any merger, consolidation or other business combination involving the Company;

(B)            any sale of all or substantially all of the assets of the Company;

(C)            any reorganization or transaction or series of transactions resulting in a Change of Control;

(D)            the Company entering into a new line of business that is outside of the In-Scope Business;

(E)            licensing any EC Vehicles or any Vehicle Foreground IP or other Company owned Intellectual Property, except pursuant to Section 2.10(c);

(F)            any material change to the Company’s accounting policies and practices, other than as required to comply with GAAP or applicable Laws, and the selection of the Accountants or any auditor;

(G)            any material amendments or deviations from the Business Plan (or the adoption of any new Business Plan for any period following the Initial Business Plan Timeline);

(H)            any approval of the Initial Budget or an Annual Budget and any amendments or modifications thereto;

(I)            amendment, supplement or modification of this Agreement or the Certificate of Formation;

(J)            increasing or decreasing the size of the Board;

(K)            an initial public offering of any Units or other Equity Interests in the Company;

(L)            a transaction (whether by merger, consolidation or issuance of equity interest or otherwise) whereby a special purpose acquisition company that is not an Affiliate of the Company or any Member acquires Equity Interests of the Company (or any surviving successor or resulting company);

(M)            any election to dissolve, wind-up or liquidate the Company or any of its Subsidiaries and the appointment of any liquidator in connection therewith;

(N)            the entry into or the amendment or termination of any Contract or transaction between the Company, on the one hand, and any Manager or Member (or its Affiliates), on the other hand, other than expiration of any Contract according to its scheduled term or failure to renew, and other than those Contracts specifically contemplated by this Agreement (including Member Loans, licenses contemplated by Section 2.10(c) (but subject to clause (P) below) and any other agreements entered into pursuant to and in compliance with the indemnification provisions in Article XII);

(O)            the terms of any license contemplated by Section 2.10(c), or any amendment, supplement or modification to any such license;

(P)            making material Tax elections;

(Q)            making Distributions, except as requested by a Member in accordance with Section 4.1(a) or making any determination as to the amount of Excess Cash;

(R)            any authorization or issuance of any Company Interest or other Equity Interest in the Company, including any additional Units;

(S)            except for Member Loans, the incurrence of any Indebtedness by the Company in excess of the amounts contemplated in the Annual Budget then in effect;

(T)            any declaration of bankruptcy or insolvency of, or any failure to oppose any involuntary insolvency proceeding initiated against the Company;

(U)            adoption of a management incentive plan and associated award agreements (including the terms thereof) with respect to the issuance by the Company of up to 5,000,000 Units to employees, consultants and other services providers of the Company and any Subsidiary as contemplated by Section 2.9; and

(V)            entering into any agreement, arrangement or understanding to do any of the foregoing.

(v)            Except as expressly set forth herein, including in Section 2.8(a), if the Board is unable to obtain the requisite the affirmative vote or written consent pursuant to this Agreement (a “Board Deadlock”), any Member may refer such matter to the chief executive officers of the Members for resolution thereof by providing written notice to the other Members. If such Board Deadlock remains unresolved for more than thirty (30) days after such referral, then no decision or action shall be taken by the Company (and the Company shall not be authorized to take any action) with respect such matter unless and until such Board Deadlock is subsequently resolved by (A) the Board obtaining the affirmative vote or written consent pursuant to this Agreement or (B) agreement between the chief executive officers of the Members.

(b)            Place of Meetings; Order of Business. The Board may hold its meetings telephonically or in such place or places within the United States, either inside or outside the State of Delaware, as the Board may from time to time determine by resolution. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(c)            Regular Meetings. Regular meetings of the Board shall be held telephonically or at such times and places within the United States as shall be determined from time to time by resolution of the Board. Such regular meetings shall be held at least as frequently as once per calendar quarter. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(d)            Special Meetings. Special meetings of the Board may be called by the Chairperson or any Managers having at least two (2) votes (in the aggregate) on at least five (5) Business Days personal, written or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by the Delaware Act.

(e)            Action Without a Meeting; Telephone Meeting.

(i)            Notwithstanding Section 5.3(a) hereof, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken shall be signed by all Managers and, when so signed, such written consent shall constitute Board approval of such action. The Company shall provide copies of executed consents to all Members promptly following execution of such consents.

(ii)            Subject to the requirement for notice of meetings, Managers may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting.

(f)            Attendance. Each Member shall use its reasonable best efforts to cause the Managers appointed by it to attend all regular meetings of the Board and all special meetings of the Board for which notice has been given in accordance with Section 5.3(d).

(g)            Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone or similar communication) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(h)            Reliance on Books, Reports and Records. In accordance with Article XI each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

Section 5.4      Officers.

(a)            General. Subject to the terms set forth in this Agreement, the Board may, from time to time, approve the appointment, employment, replacement and removal of individuals as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including individuals who may be designated as officers of the Company, with titles including “general manager,” “president,” “vice president,” “treasurer,” “secretary,” “chief executive officer,” “chief financial officer” “chief operating officer,” “chief compliance officer,” and “chief technology officer,” as and to the extent authorized by the Board and the Delaware Act. Any number of offices may be held by the same individual; provided that the chief executive officer and the chief financial officer shall always be different individuals. Subject to the terms set forth in this Agreement, the Board may, in its discretion, remove any officers or choose not to fill any office for any period as it may deem advisable, subject to the requirements of the Delaware Act. Officers need not be residents of the United States or any other particular jurisdiction. Subject to the requirements of the Delaware Act, any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board.

(b)           Chief Executive Officer. The chief executive officer, subject to the powers of the Board, shall have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees, and shall see that all orders and resolutions of the Board are carried into effect. The chief executive officer shall have such other powers and perform such other duties as may be prescribed by the Board. FX shall have the right to approve the appointment, employment, replacement and removal of the chief executive officer that is reasonably acceptable to LMC without the approval of the Board.

(c)           Chief Financial Officer. The chief financial officer of the Company, subject to the powers of the Board, shall be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller, if any. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the Board. FX shall have the right to approve the appointment, employment, replacement and removal of the chief financial officer that is reasonably acceptable to LMC without the approval of the Board.

(d)           Resignation/Removal. Subject to the terms set forth in this Agreement, each officer shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Board. Any officer may resign as such at any time. Such resignation shall be made in a written notice to the Board and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Article VI
MEMBERS

Section 6.1          Lack of Authority of Individual Members. No Member shall in its capacity as a Member have the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditure on behalf of the Company (except to the extent specifically approved by the Board or included in the approved Initial Budget or an approved Annual Budget).

Section 6.2          No Right of Partition. Except as set forth in Section 8.2 or pursuant to a license granted to a Member pursuant to Section 2.10, no Member shall have the right to seek or obtain partition by court decree or operation of law of any of the Company’s property, or the right to own or use particular or individual assets of the Company.

Section 6.3          Members Right to Act. For situations in which the approval of the Members is required pursuant to this Agreement or a non-waivable provision of the Delaware Act, the Members shall act through written consent or meetings as set forth in Section 6.3(a) and Section 6.3(b). Unless otherwise provided in this Agreement, any action (including the giving of consent, waivers or approvals) by the Members shall require the affirmative vote of, or written consent signed by, the Members holding a majority Ownership Percentage. Except for the voting, approval and consent rights of the Members expressly provided in this Agreement and the non-waivable provisions of the Delaware Act, none of the Members shall have any voting, approval or consent rights under this Agreement or the Delaware Act, and each Member expressly waives (a) any consent, approval or voting rights that are not expressly provided in this Agreement and (b) any other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act or otherwise. For the avoidance of doubt, if an action requires approval of LMC pursuant to Section 5.3(a)(iv) of this Agreement, such action shall not be taken even if approved by Members holding a majority Ownership Percentage unless such action is also approved by LMC notwithstanding any other provision of this Agreement.

(a)            Action by the Members at Meetings; Meetings by Telephone Conference.

(i)            The actions taken by the Members at any meeting (as opposed to by written consent), however called and however notice has been given, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.

(ii)            Subject to the requirements of the Delaware Act, the Certificate of Formation and this Agreement, the Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(b)           Action by the Members via Written Consent. Any action permitted or required by the Delaware Act, the Certificate of Formation, or this Agreement to be taken at a meeting of the Members may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by such Members as would be required to take the applicable action at a meeting of the Members and, when so signed, such written consent shall constitute Member approval of such action, and notice of any such action taken shall be provided to those Members who have not consented in writing promptly following the taking of such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Delaware Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members.

Article VII
BOOKS OF ACCOUNT

Section 7.1          Records and Accounting.

(a)            The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.4 or applicable Law.

(b)            All matters concerning accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board.

Section 7.2          Bank Accounts. The Company may establish accounts for the deposit of Company funds, in such types and at such institutions as shall be determined from time to time by the Board.

Section 7.3          Fiscal Year. The Fiscal Year of the Company shall be the 12-month period ending on the 31st day of December of each calendar year, except for: (a) the first Fiscal Year of the Company, which shall begin on the date hereof and shall end on the 31st day of December of the same year; and (b) the last Fiscal Year of the Company, which shall begin on the first day of January and shall end on the date of the Company’s dissolution.

Section 7.4          Reports; Access; Accountants.

(a)           The Company shall, and the Members shall use their respective reasonable efforts to cause the Company to, have its and its Subsidiaries’ financial statements reviewed in accordance with GAAP, by any nationally recognized accounting firm that is approved by the Board pursuant to Section 5.3 (“Accountants”); provided, that if the ownership of the Company Interest of any Member requires that Member to have the Company’s financial statements audited, then such Member shall notify the Company and the Board will select a nationally recognized auditor to conduct an audit of the Company’s financial statements in accordance with GAAP.

(b)           The Company shall, at its sole cost and expense, prepare and deliver to each Member:

(i)            as soon as practicable after the end of each Fiscal Year of the Company, and in any event upon the earlier of ninety (90) days after the end of each Fiscal Year and ten (10) Business Days prior to the date required by any securities exchange upon which such Member or any of its Affiliates’ securities are listed for a Member to comply with its or any of its Affiliates’ reporting obligations with respect to the Company on such exchange, consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year and consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and, in each case along with comparisons to the preceding Fiscal Year, all prepared in accordance with GAAP and, if such financial statements are audited statements, accompanied by (A) an opinion of the auditors and (B) a copy of the auditors’ annual management letter to the Board;

(ii)            as soon as practicable after the end of each quarter of each Fiscal Year and in any event upon the earlier of forty-five (45) days after the end of each quarter and ten (10) Business Days prior to the date required by any securities exchange upon which such Member or any of its Affiliates’ securities are listed for a Member to comply with its or any of its Affiliates’ reporting obligations with respect to the Company on such exchange, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such period and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current Fiscal Year to date and, in each case along with comparisons to the equivalent period from the preceding Fiscal Year, in each case prepared in accordance with GAAP, subject to the absence of footnote disclosures and changes resulting from normal year-end audit adjustments;

(iii)          promptly upon receipt thereof, any other reports, management letters or other detailed information concerning significant aspects of the Company’s operations or financial affairs given to the Company by the Accountants; and

(iv)          with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Member may reasonably request.

(c)           If it is determined by a Member that the Company shall be consolidated with any Affiliate of such Member, in order to comply with GAAP, the Company shall prepare and provide any financial statements and supplemental data as reasonably requested by such Member in respect of such consolidation.

(d)           The Company shall keep and maintain its books and records of account at its principal office or such other place as the Board shall designate. Each Member and its authorized Representatives (including legal, Tax and accounting advisors) shall, at the sole cost and expense of such Member, have the right to (i) meet with the Board and the Officers to discuss the business and affairs of the Company, (ii) meet with the Company’s Accountants and other Representatives and (iii) receive other information reasonably requested by such Member in order to evaluate the Company’s internal financial and other controls, procedures and compliance, in the case of clauses (i) through (iii), upon reasonable advance notice and during regular business hours; provided that, (A) the Company shall not be obligated to provide such information or access to the extent prohibited under applicable Law (including any Laws in respect of national security to which any Member may be subject) and (B) such information or access shall be subject to Section 13.13.

(e)           Without limiting the foregoing, the Company shall (i) retain all books and records with respect to Tax matters until the expiration of any applicable statute of limitations for the Company and the Members of their respective Tax periods (and, to the extent notified by a Member any extensions thereof), and (ii) give the Members reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Member so requests, the Company shall allow such Member to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

Section 7.5          Certain Tax Matters.

(a)            Partnership Solely for U.S. Tax Purposes. The Members intend and agree that the Company shall be characterized as a “partnership” for United States federal, state and local income Tax purposes and that the Company be operated in a manner consistent with its treatment as a partnership for such purposes. The Members shall not take any position on any Tax return or any action or make any election that is inconsistent with such characterization. Consistent with the foregoing, notwithstanding Section 5.3(a)(iv)(Q), the Partnership Representative shall take all appropriate actions to ensure that the Company shall be treated as a partnership for federal, state and local income Tax purposes, including the making of available Tax elections. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties as set forth in this Section 7.5(a). Pursuant to the foregoing, the provisions of Exhibit E shall be applicable solely for purposes of U.S. federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Member’s Company Interest or share of Distributions pursuant to any provision of this Agreement or the manner in which the Members report their share of the Company’s results for financial accounting or any other non-U.S. Tax purposes. In the event the Partnership Representative desires to make an election to characterize the Company for U.S. federal, state or local income Tax purposes as other than a partnership or change the Tax classification of a Subsidiary, the Partnership Representative, prior to causing the Company to make such election, shall obtain the approval of the Board.

(b)           Taxable Year. The Taxable year of the Company (the “Taxable Year”) shall be the Fiscal Year. Each Member shall provide such information as may be needed in order to determine the Taxable Year of the Company.

(c)           Tax Returns; Tax Compliance. The Company shall prepare, or cause to be prepared, in accordance with applicable Law, all income and other Tax returns and other similar Tax reports and filings of the Company and shall cause the same to be filed in a timely manner (including extensions) with the appropriate Tax Authorities. In addition, the Company shall take, or cause to be taken, any other action required for it to be in compliance with applicable Law in relation to Tax and accounting matters, including withholding Tax and paying that Tax to the appropriate Tax Authority as required by applicable Law. The Company shall provide the Members with copies of the draft material income Tax returns to be filed by the Company for review and comment at least thirty (30) days prior to the scheduled filing thereof, and the Company shall cooperate in good faith with any Member to ensure that such Member’s comments are reasonably taken into account in any such Tax returns. Within fourteen (14) days after the filing of each such return, the Company shall provide the Members with a copy of all the material income Tax returns filed. The Company shall also provide the Members promptly after receipt thereof, any Tax receipts or related evidence of payments related to such Tax returns. The Partnership Representative may cause the Company to retain a “Big Four” or other nationally recognized accounting firm to prepare any required United States Tax returns, information returns or other filings, which shall be signed by the Partnership Representative. Each Member is responsible for the preparation and filing of its own income and other Tax returns. The Partnership Representative shall timely prepare and furnish all books and records of the Company reasonably necessary for any Member to prepare and file its Tax returns in compliance with applicable Tax Law and shall timely furnish copies of Tax elections and Tax workpapers.

(d)           Tax Cooperation. Upon request, the Company shall provide commercially reasonable assistance with respect to (i) any claim for benefits by a Member under an applicable Tax treaty or any exemption from or reduction in Taxes with respect to such Member’s Investment and/or interest in the Company (including (A) filing any forms or applications necessary to obtain any exemptions from or reductions in Taxes to the extent the Company is required to make such filings under applicable Law, and (B) providing the Members with such other information or documentation as is available to the Company and is relevant to the Members’ application for a Tax refund); and (ii) any Tax returns that are required to be filed by a Member as a result of, or that are required to take into account, such Member’s Investment and/or Company Interests, and for such Member to otherwise comply with applicable Tax Laws. For the avoidance of doubt, the Company shall use reasonable efforts to distribute all necessary Tax information to each Member as soon as practicable after the end of each Taxable Year but not later than six months after the end of each Taxable Year.

(e)           Partnership Representative. A Manager or other individual designated by the Board shall be the Partnership Representative. The Partnership Representative is authorized and required to represent the Company in connection with all examinations, audits and Claims in respect of the Company’s affairs by U.S. federal, state or local Tax Authorities, including any resulting administrative and judicial proceedings (each such examination or Claim, a “Tax Proceeding”), and to expend funds for professional services and other expenses reasonably incurred in connection therewith. The Partnership Representative shall keep the Members fully apprised of any action required to be taken or which may be taken by the Partnership Representative for the Company with respect to any such Tax Proceeding. The Partnership Representative shall keep the Board and the Members reasonably informed of the progress of any Tax Proceeding with respect to Taxes of the Company or any Subsidiary of the Company and shall not settle or compromise any such Tax Proceeding without obtaining each of the Members’ prior written consent thereto, which shall not be unreasonably withheld. The Partnership Representative shall use commercially reasonable efforts to (a) provide the Members an opportunity to participate in all material developments involved in such Tax Proceeding, (b) give the Members prompt notice of, and provide the Members an opportunity to provide comments to, any material submission to a Tax Authority, or to any court in connection with any such Tax Proceedings, (c) give prompt notice to the Members of its intention to meet with any representative of a Tax Authority prior to such meeting, and (d) provide the Members or their agents, legal counsel, employees or accountants with an opportunity to participate in such meeting. Except as otherwise provided in this Agreement, all elections by the Company for income and franchise Tax purposes, all determinations for Tax purposes and any other Tax decisions and actions with respect to the Company, including in connection with any Tax Proceeding, and all other matters relating to all Tax returns (including amended returns) filed by the Company, shall be made by the Partnership Representative in its reasonable discretion. Each Member shall upon request supply promptly any information necessary to give proper effect to any election made by the Company.

(f)            Company Level Tax Adjustments.

(i)            Subject to the provisions of this Section 7.5(f), the Partnership Representative is authorized to make any available election related to Code Sections 6221 through 6241 and take any action it reasonably deems necessary to comply with the requirements of the Code and conduct the Company’s affairs under Code Sections 6221 through 6241. The Partnership Representative shall direct the defense and administration of any claims made by the U.S. Internal Revenue Service (the “IRS”) to the extent that such claims relate to the adjustment of Company items at the Company level and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors, such counsel or advisors chosen by the Partnership Representative. At all times, the Partnership Representative shall promptly deliver to the Board a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items. The Partnership Representative shall provide to the Board a copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level.

(ii)            The Partnership Representative shall, with respect to any “imputed underpayment” of the Company as determined under Code Section 6225 (“Imputed Underpayment”), notify each Member of its share of such Imputed Underpayment, and each Member agrees to contribute cash to the Company for its portion of the Imputed Underpayment at such time as the Partnership Representative shall reasonably determine. Each Member shall only bear the portion of such Imputed Underpayment that is attributable to a net increase in the amount of Company Taxable income that would have been allocated to the Member under this Agreement for the Taxable Year to which such Imputed Underpayment relates and each Member agrees to contribute cash to the Company for its portion of any payment described in this Section 7.5(f)(ii), whether or not such Member is a member of the Company at the time of any such payment by the Company, and each Member agrees and acknowledges that its obligations in this Section 7.5(f)(ii) shall survive the date when the Member no longer holds a Company Interest or the Company’s liquidation or dissolution. Amounts owed by the Member to the Company pursuant to this Section 7.5(f)(ii) and not paid to the Company within ten (10) days of the Partnership Representative’s request for such amount shall be treated as a withholding amount subject to the provisions of Section 4.2. The Partnership Representative shall use its reasonable best efforts to obtain a reduction pursuant to Section 6225(c) of the Code for any Imputed Underpayment that is allocable to a Member, and such Member shall be entitled to all of the economic benefit associated with any such reduction.

(iii)          Each Member shall provide the Company with any information reasonably requested by the Company and necessary for the Partnership Representative to comply with this Section 7.5(f). If any Member withdraws or disposes of its Company Interests, it shall keep the Company advised of its contact information until released in writing by the Company from its obligations under this Section 7.5(f).

(iv)          Notwithstanding the foregoing, the Partnership Representative shall not take any of the following actions without the consent of the Members who are not the Partnership Representative, such consent not to be unreasonably withheld, conditioned or delayed:

(A)           extend the statute of limitations for assessing or computing any Tax Liability against the Company (or the amount or character of any Company Tax item);

(B)           settle any audit with the IRS (or similar Governmental Authority) concerning the adjustment or readjustment of any Company Tax item;

(C)            initiate or settle any judicial review or action concerning the amount or character of any Company Tax item;

(D)           fail to elect out of the application of the U.S. federal income Tax partnership audit procedures under Code Sections 6221 through 6241 (and any similar procedures established by a state, local, or non-U.S. Tax Authority that assess and collects Tax at the Company level) for any year in which the Company is eligible to elect out;

(E)            make any election related to Code Sections 6221 through 6241; or

(F)            take any action in any audit with the IRS (or similar Governmental Authority) that might reasonably be expected to affect the material Tax Liability (including all Taxes imposed by U.S. federal, state, local or foreign jurisdictions) of the Company, any of its Affiliates, or any of the Members.

(g)           Costs of Tax Reporting and Tax Controversies.

(i)            All Liabilities, losses, damages, reasonable out-of-pocket costs and expenses incurred by the Company or the Partnership Representative, including any reasonable fees and expenses of any Tax advisor retained by any such Person, relating to the preparation and provision of any Tax return or Tax report (including, for the avoidance of doubt, the Company’s preparation and maintenance of computations and records and any other actions necessary to implement the particular provisions of Exhibit E required solely for U.S. federal income Tax purposes), any Tax Proceeding, including any communications with foreign, federal, local or state Tax Authorities regarding such Tax Proceedings (collectively, “Tax-Related Costs”), shall be borne by the Company. The Company shall reimburse the Partnership Representative for all such Tax-Related Costs incurred in serving as the Partnership Representative for the Company.

(ii)           Nothing herein shall be construed to restrict the Company from engaging an accounting firm or a law firm to assist the Partnership Representative in discharging its duties hereunder.

(h)           Election to Adjust the Tax Basis of the Company’s Assets. A Member who acquires an Equity Interest in the Company in a transaction that gives rise to a basis adjustment pursuant to Code Section 743(b) shall furnish to the Company and the Partnership Representative such information reasonably requested to enable the computation of the adjustments required by Code Section 755 and the Treasury Regulations thereunder.

Article VIII
DISSOLUTION AND LIQUIDATION

Section 8.1          Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up and terminated, upon:

(i)            the election of the Board; or

(ii)           an administrative dissolution or the entry of a decree of judicial dissolution of the Company under the Delaware Act.

(b)           Upon an election to dissolve the Company by the Board pursuant to Section 8.1(a), the Members agree to use reasonable efforts to obtain any Governmental Authorizations required by each of them to effectuate the dissolution and liquidation of the Company pursuant to this Article VIII.

Section 8.2          Liquidation.

(a)           Upon dissolution, the Company shall be liquidated in an orderly manner in accordance with the Delaware Act and the provisions of this Section 8.2. The Board shall act (or it may appoint any of the Members, Managers, officers, or other Persons to act) as the liquidators to wind up the affairs of the Company pursuant to this Agreement and terminate the Company. The costs of liquidation shall be borne by the Company. Prior to final Distribution and termination, the liquidators shall continue to operate the Company and its assets with all of the power and authority of the Board subject to the terms, conditions and limitations set forth in this Agreement. The steps to be accomplished by the liquidators shall include the following:

(i)             the liquidators shall cause the Company to pay, satisfy and discharge all Liabilities and expenses of the Company incurred by it in connection with the liquidation;

(ii)            after payment or provision for payment of all of the Company’s Liabilities has been made in accordance with clause (i), the liquidators shall cause the Company to pay, satisfy and discharge all other Liabilities of the Company or otherwise make adequate provision for payment and discharge thereof (including establishing cash reserves to be held in escrow for contingent or unforeseen Liabilities of the Company, in such amounts and for such holding periods as the liquidators may reasonably determine), including any amounts owed to any Member;

(iii)           after payment or provision for payment of all of the Company’s Liabilities has been made in accordance with clauses (i) and (ii), (A) the liquidators shall make, or cause to be made, a final allocation of all items of income, gain, loss, and expense for U.S. Tax purposes in accordance with Exhibit E, and (B) following the determination of the final allocation set forth in the immediately preceding clause (A), the remaining assets of the Company shall be sold by the Company to any Person (including to any Member) that provides the highest bid for such asset. The Company shall distribute the value of its remaining assets to the Members in accordance with their Ownership Percentages. If the Company is unable to sell any such remaining assets within a reasonable time and following reasonable effort to do so, then the liquidators may distribute to one or more Members each such remaining asset in as equitable a manner as the liquidators may reasonably determine. Any non-cash assets distributed to the Members shall first be written up or down to their fair market value (as determined by the liquidators). Following the sale of assets of the Company in accordance with this Section 8.2(a)(iii), the liquidators shall deliver to each Member a statement (a “Liquidation Statement”) setting forth the amounts, type and recipients of the Distributions to be made to the Members pursuant to this Section 8.2(a)(iii) and a determination of the fair market value (as determined by the liquidators) of the assets, if any, that are distributed to the Members pursuant to the immediately preceding three sentences. Such Liquidation Statement shall be final and binding on all of the Members. The Company and the Members shall consider any proposals to structure any transfer of assets to the Members under this Section 8.2 to minimize Taxes to the maximum extent reasonably practicable, including taking advantage of Tax-free distributions under Section 731 of the Code.

(b)           The Distribution of cash and/or property to a Member in accordance with the provisions of this Section 8.2 constitutes a complete return to such Member of its Capital Contributions and a complete Distribution to the Member of its interest in the Company and the Company’s property.

(c)           Upon completion of the Distribution of the Company’s assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board shall file (or cause to be filed) with the Delaware Secretary of State and any other applicable Governmental Authorities such applications or other documents as may be required to terminate the commercial registration of the Company and shall cancel any other filings made pursuant to this Agreement that are or should be canceled and take all such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 8.2(c).

(d)           A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets and discharge of its Liabilities pursuant to this Section 8.2 in order to minimize any losses otherwise attendant upon such winding up.

(e)           The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to any Member (it being understood that any such return shall be made solely from Company assets).

Article IX
TRANSFERS OF COMPANY INTERESTS; VALUATION

Section 9.1          Transfer In General. No Member shall sell, assign, pledge or otherwise dispose of or transfer, or permit any Lien on, any Company Interest, directly or indirectly (including through a direct or indirect Change in Control of or transfer of an interest in a Member), owned by such Member or any right or interest therein, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law (each, a “Transfer”) for a period of three (3) years from and after the date hereof (the “Transfer Restriction Period”), except for (i) a Permitted Transfer in accordance with Section 9.3 and (ii) Liens granted pursuant to the FX Financing Agreement. Following the Transfer Restriction Period, after compliance with the other provisions of this Article IX, a Member may Transfer any or all of its Company Interests, provided that notwithstanding anything to the contrary in this Agreement, a Member may not Transfer any of its Company Interests to a Prohibited Person without the consent of the Board.

Section 9.2          Void Transfers. Any direct or indirect Transfer by any holder of any Company Interests to (i) a transferee other than a Permitted Transferee before the end of the Transfer Restriction Period, or (ii) a Prohibited Person shall be null, void and ineffective ab initio and shall not bind or be recognized by the Company or any Member. No purported transferee that obtains any Equity Interest in violation of the first sentence of this Section 9.2 shall have any rights under this Agreement (including any right to vote on any matter, nominate or appoint any Manager or officer of the Company, receive any Distributions, receive reports or other information or inspect the books or records of the Company) or in respect of the Company.

Section 9.3          Permitted Transfers of Company Interests.

(a)            Each Member may, in its discretion, Transfer all or any portion of its Company Interests in a Permitted Transfer (such Member, a “Transferring Member”). For purposes of this Agreement, a “Permitted Transfer” shall mean any Transfer from a Transferring Member to FX Parent or LMC Parent, to any Affiliate of such Transferring Member that is a Subsidiary of FX Parent or LMC Parent, or to any other Affiliate of such Transferring Member of which FX Parent or LMC Parent holds, directly or indirectly, more than fifty percent (50%) of the economic interests and which is not a Prohibited Person (each such Person, a “Permitted Transferee”). In connection with a Permitted Transfer, all the restrictions, conditions, and obligations applicable with respect to such Company Interests under this Agreement shall continue to apply after the Permitted Transfer, and the Transferring Member shall remain fully responsible for, and hereby irrevocably guarantees, the Liabilities of its Permitted Transferee under this Agreement and, following such Permitted Transfer, remain subject to the same restrictions, conditions and obligations hereunder as those restrictions, conditions and obligations to which it was subject immediately prior to such Permitted Transfer. Not less than thirty (30) days prior to a Permitted Transfer, the Transferring Member shall deliver a written notice thereof to the Company, which notice shall be binding on the Transferring Member and its Permitted Transferee and shall (i) include the identity of the proposed Permitted Transferee, (ii) state the basis on which it qualifies as a Permitted Transferee, (iii) identify the Company Interests being Transferred, (iv) designate a single Person as the representative of all holders of such Transferring Member’s Company Interests after the Permitted Transfer is completed (whether held by the Transferring Member or any Permitted Transferee thereof), and (v) specifically state that all references herein to the Transferring Member or the Company Interests held by the Transferring Member shall be deemed to collectively reference the Transferring Member (so long as such Transferring Member continues to hold any Company Interests) and all Permitted Transferees of such Transferring Member’s Company Interests or their respective Company Interests in the aggregate, respectively, and the Permitted Transferee shall certify in writing to the Company its agreement to the matters set forth in the preceding clauses (i) through (v) prior to the effectiveness of such Permitted Transfer. If a Transferring Member desires to Transfer the Equity Interests of a Permitted Transferee holding a Company Interest, the Transferring Member shall cause all Company Interests held by a Permitted Transferee to be Transferred back to such Member, free and clear of all Liens, prior to such Permitted Transferee ceasing to be a Permitted Transferee of such Member. In furtherance of the preceding, the Members agree that for so long as FX and LMC are Members, FX and LMC shall act on behalf of all of their respective Permitted Transferees and the other Members shall be entitled to rely on such actions of FX and LMC as if the actions were directly taken by all of their respective applicable Permitted Transferees, including with respect to appointing Managers and matters requiring Member approval under Section 6.3 or otherwise.

(b)           The Members agree that the Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Company Interests indirectly through a Permitted Transferee and then either (i) Transferring Control (directly or indirectly and whether by operation of law or otherwise) of such Permitted Transferee to any Person that is not a Permitted Transferee, or (ii) permitting such Permitted Transferee to Transfer Company Interests to any Person that is not a Permitted Transferee. Notwithstanding anything to the contrary in the foregoing, no Transfers of any Equity Interests in FX Parent or LMC Parent shall constitute a Transfer of Company Interests hereunder.

Section 9.4          Covenants in Respect of Permitted Transfers. In connection with any Permitted Transfer, the Members hereby covenant and agree to take any and all actions required or reasonably requested in order to give effect to such Permitted Transfer in accordance with the terms hereof, including to cause its duly authorized Representatives to sign such instruments and documents as may be necessary to give effect to such Transfer. The Members shall not take any action or omit to take any action that could reasonably be expected to frustrate or delay any Permitted Transfer.

Section 9.6          Right of First Refusal.

(a)           Following the expiration of the Transfer Restriction Period, if a Member proposes to Transfer any portion of such Member’s Company Interests (a “Selling Member”) to a Third Party Purchaser, then the Selling Member shall promptly give each other Member written notice of the Selling Member’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Company Interests to be transferred (“Offered Units”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration, and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Member has received a bona fide offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer unless the Selling Member is prohibited from providing a copy.

(b)           Each Member (who is not a Selling Member) shall have an option for a period of fifteen (15) Business Days from the delivery of the Transfer Notice from the Selling Member to elect to purchase its respective pro rata share of the Offered Units at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each such Member may exercise such purchase option and purchase all or any portion of such Member’s pro rata share of the Offered Units (a “ROFR Purchasing Member”), by notifying the Selling Member in writing, before expiration of the fifteen (15) Business Day period as to the number of such Offered Units that such Member wishes to purchase. Each such Member’s pro rata share of the Offered Units shall be a fraction of the Offered Units rounded to the nearest Unit, the numerator of which shall be the number of Units held by such Member on the date of the Transfer Notice and denominator of which shall be the total number of Units held by all Members (excluding for the purposes of such calculation the Units held by Selling Member) on the date of the Transfer Notice.

(c)           In the event any Member does not elect to purchase its full pro rata share of the Offered Units within the time period set forth therein, then the Selling Member shall promptly give written notice (the “Overallotment Notice”) to each ROFR Purchasing Member that has elected to purchase its full pro rata share of the Offered Units (each a “Fully-Participating ROFR Purchasing Member”), which notice shall set forth the number of Offered Units not purchased by the other Members, and shall offer the Fully-Participating ROFR Purchasing Members the right to acquire the unsubscribed Offered Units. Each Fully-Participating ROFR Purchasing Member shall have five (5) Business Days after delivery of the Overallotment Notice to deliver a written notice to the Selling Member (of its election to purchase its pro rata share of the unsubscribed Offered Units on the same terms and conditions as set forth in the Transfer Notice and indicating the maximum number of the unsubscribed Offered Units that it will purchase in the event that any other Fully-Participating ROFR Purchasing Member elects not to purchase its pro rata share of such Units. For purposes of this Section 9.6(c), each Fully-Participating ROFR Purchasing Member’s pro rata share shall be determined by applying a fraction, the numerator of which shall the total number of Units held by such Member on the date of the Transfer Notice and the denominator of which shall be the total number of Units held by all Fully-Participating ROFR Purchasing Members on the date of the Transfer Notice. Each Fully-Participating ROFR Purchasing Member shall be entitled to apportion the Offered Units to be purchased among its partners and Affiliates (including in the case of a private equity fund other private equity funds affiliated with such fund).

(d)           The ROFR Purchasing Members shall effect the purchase of the Offered Units with payment by check or wire transfer, against delivery of the Offered Units to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after delivery to the Members of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s). Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the ROFR Purchasing Members shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

Section 9.7          Tag-Along Right.

(a)           Following the expiration of the Transfer Restriction Period, if a Member (the “Tag-Along Seller”) proposes to Transfer all or any portion of its Company Interests that is greater than ten percent (10%) of the Company’s then issued and outstanding Company Interests (the “Tag-Along Offered Company Interests”) to a Third Party Purchaser (the “Tag-Along Sale”), and ROFR Purchasing Members have not exercised their rights under Section 9.6 to purchase all of the Tag-Along Offered Company Interests, the Tag-Along Seller shall deliver written notice to each other Member of such proposed Transfer (the “Tag Notice”), which Tag Notice shall make reference to each other Member’s tag-along right under this Section 9.6 and include the material terms and conditions on which the Tag-Along Seller would Transfer the Tag-Along Offered Company Interests, including the identity of the Third Party Purchaser, the purchase price to be paid for the Tag-Along Offered Company Interests in such Transfer, the terms for payment, conditions precedent for consummation of such Transfer, the expected timing for consummation of such Transfer and a copy of any agreement executed, or form of agreement proposed to be executed, in connection with such Transfer. Upon receipt of a Tag Notice, each other Member shall have the right to participate with the Tag-Along Seller in such sale to the Third Party Purchaser (a “Tag-Along Right”) and to Transfer its Ownership Percentage of the Tag-Along Offered Company Interests (the “Tag-Along Company Interests”) to the Third Party Purchaser in accordance with this Section 9.6, which Tag-Along Right may be exercised only if the other Member delivers written notice thereof (the “Tag Exercise Notice”) to the Tag-Along Seller within twenty (20) Business Days after the delivery of the Tag Notice (“Tag-Along Acceptance Period”) (each such exercising other Member, a “Tagging Person”). The failure by any other Member to deliver a Tag Exercise Notice within the Tag-Along Acceptance Period shall be deemed an irrevocable waiver by such other Member of its Tag-Along Right to participate in such Transfer and the Tag-Along Seller shall be free to sell to a Third Party Purchaser the Tag-Along Offered Company Interests and any additional Company Interests owned by the Tag-Along Seller.

(b)           If the Tagging Person timely delivers a Tag Exercise Notice to the Tag-Along Seller in accordance with this Section 9.6, then:

(i)            such Tag Exercise Notice shall include wire transfer or other instructions for payment of any consideration for the Tag-Along Company Interests and shall constitute such Tagging Person’s binding agreement to Transfer to such Third Party Purchaser the Tag-Along Company Interests free and clear of any and all encumbrances and on the same terms and conditions with respect to the Transfer of Company Interests as applicable to the Tag-Along Seller (including for the same purchase price per Company Interest); provided that the Tag-Along Seller shall have no liability to any Tagging Person or any other Person if the purchase of the Tag-Along Offered Company Interests from the Tag-Along Seller and the purchase of the Tag-Along Company Interests from a Tagging Person are not consummated for any reason;

(ii)            any Transfer by the Tag-Along Seller of the Tag-Along Offered Company Interests to the Third Party Purchaser shall be conditioned on the concurrent purchase by the Third Party Purchaser of the Tag-Along Company Interests from the Tagging Person on the same terms and conditions as the purchase of the Tag-Along Offered Company Interests from the Tag-Along Seller and the Company shall not give effect to or record in the corporate books any Transfer by the Tag-Along Seller of the Tag-Along Offered Company Interests to the Third Party Purchaser unless the Transfer by the Tagging Person of the Tag-Along Company Interests to the Third Party Purchaser is consummated at the same time; provided that if the Tag-Along Seller is ready, willing and able to consummate its Transfer of the Tag-Along Offered Company Interests and notifies the Tagging Person of its intention to consummate such Transfer, the Tagging Person shall use reasonable best efforts to consummate the Transfer of the Tag-Along Company Interests as soon as reasonably practicable; provided, further, that the Tag-Along Seller shall be entitled to consummate the Transfer of the Tag-Along Offered Company Interests as if the Tagging Person had failed to deliver a Tag Notice within the Tag-Along Acceptance Period if the Tagging Person does not consummate the Transfer of the Tag-Along Company Interests within five (5) days of such notice, including the right to Transfer additional Company Interests as provided in Section 9.7(a);

(iii)          The Tagging Person shall (A) make such representations, warranties and covenants, provide such indemnities and enter into such definitive agreements on the same terms as the Tag-Along Seller (taking into account each Member’s proportionate share of the Company Interests); provided that if the Tagging Person is required to provide any representations or indemnities in connection with such Transfer, liability for misrepresentation or indemnity shall (as to the Tagging Person) be expressly stated to be several but not joint and the Tagging Person shall not (other than with respect to representations and indemnities concerning the Tagging Person’s title to its Company Interests and authority, power and right to enter into and consummate the Transfer without contravention of any Law or agreement) be liable for more than its pro rata share (based on the proportion of its Tag-Along Company Interests to the aggregate Company Interests to be Transferred by all Members) of any liability for misrepresentation or indemnity or be liable for any representations or warranties made by the Tag-Along Seller or any other Tagging Person with respect to such Person’s title to its Company Interests and authority, power and right to enter into and consummate the Transfer without contravention of any Law or agreement (or any other individual seller representations); (B) contribute to and participate in any escrow or holdback arrangements, adjustments in purchase price and transaction expenses proportionally on the basis of the proportion of its Tag-Along Company Interests to the aggregate Company Interests to be Transferred by all Members and (C) not be required to enter into or agree to any non-compete or similar restrictive covenant; and

(iv)          Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall (A) notify the Tagging Person thereof; (B) if not remitted directly to the Tagging Person, remit to the Tagging Person the total consideration for the Company Interests of the Tagging Person Transferred pursuant thereto less the Tagging Persons’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with this Section 9.6, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag Exercise Notices; and (C) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Person. The Tag-Along Seller shall promptly remit to the Tagging Person, if not remitted directly to the Tagging Person, any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(c)           If any other Member fails to, or declines to, exercise its Tag-Along Right, the Tag-Along Seller shall have 12 months from the expiration of the Tag-Along Acceptance Period to Transfer the Tag-Along Offered Company Interests to the Third Party Purchaser described in the Tag Notice, on substantially the same terms and conditions set forth in the Tag Notice. If at the end of such period, the Tag-Along Seller has not completed such Transfer, Tag-Along Seller may not effect a Transfer of the Tag-Along Offered Company Interests without complying with the provisions of this Section 9.6.

(d)           For purposes of this Section 9.6, all references to “Tag-Along Seller,” “Tagging Person” and “other Member” shall include their respective Permitted Transferees; provided that for so long as LMC and FX are Members, LMC and FX shall each have the sole right to exercise the Tag-Along Right and deliver the Tag Exercise Notice on behalf of itself and all of its Permitted Transferees and otherwise act on their behalf under this Section 9.6. The Tag-Along Seller and each Tagging Person shall each be responsible for (and shall ensure) their respective Permitted Transferees’ compliance with this Section 9.6.

Section 9.8          Regulatory Approvals. If any Transfer of Company Interests contemplated in this Agreement is subject to prior receipt of any Governmental Authorization, the terms under this Agreement for completion of such Transfer shall be automatically extended for thirty (30) days following the end of the maximum period provided by Law for the obtaining of any such Governmental Authorization.

Article X
ADMISSION OF MEMBERS

Section 10.1        Admission of Members.

(a)           The Company shall not recognize for any purpose any purported Transfer of any Company Interests or other Equity Interests of the Company unless and until (i) the provisions of Article IX have been satisfied, if applicable, and (ii) the Company has received (A) a signed written joinder to this Agreement from the transferee that is satisfactory in form and substance to the Board, and such admission shall be shown on the books and records of the Company and (B) such other documents or instruments as may be necessary or appropriate in the Board’s sole discretion to effect such transferee’s admission as a Member. Each Transfer and, if applicable, admission, complying with the provisions of this Section 10.1 and the applicable provisions of Article IX is effective against the Company as of the effective date of the Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer, including receipt of the documents set forth in clause (ii) above.

(b)           Additional Persons, including transferees, may be admitted to the Company as additional Members or substituted Members as provided under the terms of this Section 10.1. Any transferee of any Company Interest pursuant to a Transfer made in accordance with Article IX or a non-Member recipient of newly issued Equity Interests in the Company that are issued after compliance with Section 3.3 shall be admitted automatically as an additional Member or substituted Member, as applicable, upon compliance with the applicable provisions of Section 10.1(a) with respect to such Transfer, but without the consent or approval of any other Person. Any transferee that is not already a Member at the time of the Transfer and acquires a Company Interest by foreclosure shall not be admitted as a Member without the approval of the Board.

(c)           Unless and until a transferee is admitted as a Member, such transferee shall have no rights under this Agreement, whether as a Member or otherwise, except as required under the Delaware Act.

Article XI
Member COVENANTS; LIMITATION OF LIABILITY

Section 11.1        Fiduciary Duty Waiver; Limitation of Liability.

(a)           Except as otherwise expressly provided herein (including as set forth in the last sentence of Section 11.2) and to the maximum extent permitted by the Delaware Act, no present or former Manager or Member shall (i) have any duty (including fiduciary duty), or any Liability for breach of duty (including fiduciary duty) to the Company, any Member, any other Manager or any other Person (including any creditor of the Company), and no implied duties, covenants or obligations shall be read into this Agreement against any Manager or Member in his, her or its capacity as such or (ii) be liable to the Company or to any Member for any act or omission performed or omitted by such Person in his, her or its capacity as Manager or Member; provided that, except as otherwise expressly provided herein, such limitation of Liability shall not apply to the extent the act or omission was attributable to such Person’s breach of the terms of this Agreement or of the implied covenant of good faith and fair dealing (in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected)). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager’s good faith reliance on such advice shall in no event subject such Manager or the Member that appointed such Manager to Liability to the Company or the other Members.

(b)           In furtherance, and not by way of limitation, of Section 11.1(a), whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party, the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, (i) the Board (or any committee thereof) shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein, or (ii) in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager desires (including, the interests of the Member that appointed such Manager or such Manager’s employer and their Affiliates).

(c)            Each Manager (in such Person’s capacity as a Manager) may rely, and shall incur no Liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by a Representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Manager engaged in bad faith, fraud or willful or intentional misconduct or criminal wrongdoing.

(d)           In furtherance, and not by way of limitation, of Section 11.1(a), to the maximum extent permitted by applicable Law, the Company and each Member hereby waives any Claim against each Manager and each Member and their respective Representatives and Affiliates for any breach of any duty (including any fiduciary duty) to the Company or its Members or any of its Subsidiaries by any such Person, including any Claim as may result from any conflict of interest, including any conflict of interest between such Person and the Company or its Members or any of its Subsidiaries or otherwise; provided that with respect to actions or omissions by a Manager, such waiver shall not apply to the extent the act or omission was attributable to such Manager’s breach of the implied covenant of good faith and fair dealing, in each case as determined by a final nonappealable Order; provided that the exercise by a Member of any of its rights as a Member (including under this Agreement) shall not be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing.

(e)           Notwithstanding anything in this Article XI to the contrary, the Officers of the Company shall have such fiduciary duties that such officers of the Company would have if the Company were a corporation organized under the laws of the State of Delaware; provided that such fiduciary duties in all cases shall be owed to the Company and not the Members.

(f)            The Liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the Liabilities of the Company, and subject to the obligation of Members to return certain Distributions under Section 4.1(c), none of the Members or Managers shall be obligated personally for any such Liability of the Company solely by reason of being a Member or Manager. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or legal requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal Liability on any Member or Manager for the Liabilities of the Company.

Section 11.2        Investment Opportunities and Conflicts of Interest. In furtherance, and not by way of limitation, of Section 11.1(a), each Member expressly acknowledges and agrees that (a) (x) such Member and its Affiliates and (y) its and their respective Representatives (collectively, the Persons described in clauses (x) and (y) and, with respect to those Persons described in clause (y) in their respective capacities as such, the “Specified Persons”) are permitted (i) to have and develop, and may presently or in the future have and develop, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities (the “Business Opportunities”) in businesses that are and may be competitive or complementary with the In-Scope Business, for their own account or for the account of any Person other than the Company or any of its Subsidiaries or the other Member, and (ii) to direct any such Business Opportunities to any other Person, in each case, regardless of whether such Business Opportunities are presented to a Specified Person in his, her or its capacity as a Member, Manager or manager on the board of directors or managers of any Subsidiary of the Company or officer of the Company or any of its Subsidiaries or otherwise, (b) none of the Specified Persons shall be prohibited by virtue of their investments in the Company or any of its Subsidiaries or his or her service as a Manager or service on the board of directors or managers of any Subsidiary of the Company or as an officer of the Company or any of its Subsidiaries or otherwise from pursuing and engaging in any such activities, (c) none of the Specified Persons shall be obligated to inform or present the Company or any of its Subsidiaries or the Board (or any committee established by the Board) or the board of directors or managers of any of the Subsidiaries or the other Member of or with any such Business Opportunity, (d) neither the Company nor any of its Subsidiaries or the other Members shall have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any Business Opportunity as a result of the involvement therein of any of the Specified Persons, and (e) the involvement of any of the Specified Persons in any Business Opportunity shall not constitute a conflict of interest, breach of fiduciary duty, or breach of this Agreement by such Persons with respect to the Company or any of its Subsidiaries or the other Members. This Section 11.2 shall not in any way affect, limit or modify any Liabilities, duties (including fiduciary duties) or responsibilities of any Person in its role as an officer of the Company or any of its Subsidiaries or under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries. Notwithstanding the preceding provisions of this Section 11.2, neither any Member nor any Permitted Transferee of such Member shall engage in any Competing Business Opportunity unless (i) such Member has presented such Competing Business Opportunity to the Board and the Board does not approve pursuing such Competing Business Opportunity, or (ii) if the Board approves pursuing such Competing Business Opportunity, the Company is unable to reach definitive agreement with respect to such Competing Business Opportunity within ninety (90) days after such Board approval; provided, that with respect to Permitted Transferees (other than the FX Parent or the LMC Parent) that are publicly listed entities, the obligations of each Member under this Section 11.2 shall be to vote, or caused to be voted, shares (to the extent such Member or any of its Permitted Transferee has the authority to direct the vote of such shares) and use its commercially reasonable efforts to cause the representatives on the board of directors or similar governing body of such Permitted Transferee appointed by such Member or its Permitted Transferees (in each case subject to applicable fiduciary or corporate law considerations), to act in accordance with such Member’s obligations hereunder.

Section 11.3        Use of Member Names and Marks. The Company and the Members acknowledge and agree that, as between the parties hereto, all right, title and interest in and to the Member Names and Marks are and shall be owned exclusively by the applicable Member or its respective Affiliates. Each of the Members and its respective Affiliates shall not be permitted to, and each Member shall use its respective reasonable efforts to cause the Company and its Subsidiaries not to, reference, use or incorporate any Member Names and Marks of the other Member or its respective Affiliates into any Third Party communication or marketing material (including websites) either in connection with the In-Scope Business or for any other purpose without the express prior written consent of such other Member, except as required by Law (and in such case upon the reasonable prior written notice to such other Member) or otherwise approved under a trademark license agreement between the Company and a Member. This Section 11.3 shall not affect any Person’s rights or obligations under any other Contracts.

Section 11.4        Certain Independent Compliance Obligations of the Members.

(a)           Export Control.

(i)            No Member shall (or permit any of its respective Controlled Affiliates to) transfer any controlled items for the In-Scope Business of the Company directly or indirectly to any Third Party outside the United States without specific authorization from the submitting party and in compliance with applicable Laws.

(ii)           Notwithstanding anything else herein to the contrary, (A) no Member or Affiliate of a Member shall be obligated to provide or make available to any Person (including non-U.S. companies and U.S. Persons employed by non-U.S. companies) any technology, commodities or other items controlled by the Export Control Laws unless the appropriate license or other Governmental Authorization from the applicable Governmental Authorities has been obtained, (B) no Member or Affiliate of a Member shall be required to, in connection with the In-Scope Business of the Company or the transactions contemplated hereby, take or refrain from taking any actions to the extent such actions or omissions would violate (1) the terms or conditions of any Governmental Authority-approved export license or other Contract, including any limitations or provisos that may be attached thereto or (2) any Export Control Laws to which such Member or any of its Affiliates are subject, and (C) no Member or Affiliate of a Member shall be required to make any transfers of any commodities, software, or technology upon any change in policy announced by any Governmental Authority restricting the export of such commodities, software or technology regardless of effective date.

(b)           Anti-Bribery and Anti-Corruption.

(i)             No Member shall (or permit any of their respective Controlled Affiliates to), in connection with the In-Scope Business of the Company, (x) violate any Anti-Bribery Laws or any applicable anti-money laundering Law or (y) without limiting the generality of the foregoing clause (x), directly or indirectly, as contemplated by the FCPA:

(A)           offer, promise or give a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity in violation of the FCPA, or where acceptance of the advantage itself constitutes such impropriety;

(B)            request, agree to or accept a financial or other advantage intended to induce improper performance of a relevant function or activity in violation of the FCPA, or where a request, agreement, or acceptance of an advantage itself amounts to such improper performance, or where the advantage is paid as a reward for, or in anticipation of, or as a consequence of, the improper performance;

(C)           offer, promise or give a financial or other advantage to a foreign government or international public official (an “Official”) or a Third Party, with intent to influence the Official in his or her official capacity and to obtain or retain business, or a business advantage, including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution, or gifts, or thing of value in violation of the FCPA; or

(D)           fail to implement adequate procedures to prevent bribery by a Representative, or its employees or agents, in order to obtain or retain business or secure an improper business advantage.

(ii)           Each of the Members agrees that it shall not retain (and shall not permit their respective Controlled Affiliates to retain) any Representatives or other intermediaries for the promotion or advancement of the In-Scope Business of the Company without the express, prior written approval of the other Member. For the avoidance of doubt, this Section 11.4(b)(ii) shall not prohibit a Member from retaining any Representatives or other intermediaries in the ordinary course of business, but only to the extent that such Representatives or other intermediaries are not retained for the purposes promoting or advancing the In-Scope Business of the Company.

Article XII
INDEMNIFICATION

Section 12.1      Right to Indemnification. Except as otherwise required by Law or by this Agreement, the Company shall indemnify and hold harmless each Person (each, a “Covered Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against any losses, liabilities, damages, and expenses (including amounts paid for attorneys’ fees, judgments, settlements, fines, excise taxes, or penalties in connection with any threatened, pending, or completed action, suit, or proceeding) (collectively, “Damages”) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person (i) is or was serving as a Manager of the Company or any of its Subsidiaries or, while serving as a Manager of the Company or any of its Subsidiaries, is an employee of the Company or any of its Subsidiaries (and any Person that is or was serving at the request of the Company or its Subsidiaries as a representative, officer, director, principal, member, employee, or agent of another partnership, corporation, joint venture, limited liability company, trust, or other enterprise), or (ii) is or was a Member, but only to the extent not prohibited by applicable law; provided, however, no such Person shall be indemnified for any such Damages suffered that are attributable to such Person’s (x) fraud, willful misconduct or gross negligence, (y) breach of this Agreement or any other agreement between such Covered Person or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand or (z) violation of the implied contractual covenant of good faith and fair dealing. The Company shall pay the expenses incurred by any such Covered Person indemnifiable hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Covered Person to repay the full amount advanced if there is a final determination that such Covered Person failed the applicable standards set forth above or that such Covered Person is not entitled to indemnification as provided herein for other reasons.

Section 12.2      Non-Exclusive Right. The right to indemnification and the advancement of expenses conferred in Section 12.1 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any statute, agreement, by Law, vote of the Board, or otherwise.

Section 12.3      Insurance. The Company shall maintain insurance, at its or any of its Subsidiaries’ expense, to protect any Covered Person against any loss, liability, damage, or expense described in Section 12.1, whether or not the Company would have the power to indemnify such Covered Person against such loss, liability, damage, or expense under the provisions of Section 12.1.

Section 12.4      No Personal Liability. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in Section 12.1 shall be provided out of and to the extent of Company assets only, and none of the Members (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

Section 12.5      Severability. If Section 12.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to Section 12.1 to the fullest extent permitted by any applicable portion of Section 12.1 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Article XIII
MISCELLANEOUS

Section 13.1      Further Assurances. The Members shall execute and deliver all documents, instruments, and certificates (including any additional notarized and legalized powers of attorney or other authorizations that may be necessary or appropriate), and take or refrain from taking all such further actions as may be reasonably necessary to effect the provisions hereof, in each case as may be reasonably determined in good faith from time to time by the Board.

Section 13.2      Title to Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in any Company asset or any portion thereof, except by virtue of its ownership of Company Interests upon liquidation of the Company in accordance with this Agreement or except as otherwise set forth in this Agreement.

Section 13.3      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates (unless such creditor is a Member, in its capacity as such, or FX Parent in its capacity as indirect equityholder and beneficiary of the indemnity under Article XII hereof), and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire at any time as a result of making the loan any direct or indirect interest in Distributions, capital or property other than as a creditor.

Section 13.4      Amendment.

(a)            Each Member agrees that the Board may, in accordance with and subject to the limitations contained in Articles V and VI, amend this Agreement to reflect:

(i)            a change in the name of the Company; and

(ii)            admission or substitution of Members whose admission or substitution has already received the requisite approval in accordance with this Agreement.

The Board is further authorized to update the Schedule of Members and effectuate such technical and other amendments, supplements and modifications to this Agreement as may be required to, inter alia, implement the admission of new or substituted Members and/or effect the issuance of additional Equity Interests in the Company pursuant to Section 3.1 or other similar matters so long as the applicable underlying change or action giving rise to the amendment was consummated in accordance with the terms of this Agreement and received the requisite approvals.

(b)            Except as provided in Section 13.4(a), no amendment, supplement or modification of this Agreement or the Certificate of Formation shall be effective unless previously approved by the Board. If Section 5.3(a)(iv)(J) is not applicable and a proposed amendment, supplement or modification of this Agreement or the Certificate of Formation could reasonably be expected to have a disproportionate adverse effect on any right of LMC as compared to FX, then such amendment by shall require the consent of LMC in addition to the Board. Any purported amendment, supplement or modification that fails to comply with the foregoing shall be null and void ab initio.

Section 13.5      Assignment. Except as permitted herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by the Company or any of the Members (whether by merger, operation of Law or otherwise) without the prior written consent of the Company and any purported assignment or delegation in violation of this Section 13.5 shall be void.

Section 13.6      No Third Party Beneficiaries. Except as otherwise expressly provided in Article XII with respect to the Persons entitled to be indemnified as described therein (who shall be express Third Party beneficiaries with respect to Article XII), this Agreement is solely for the benefit of the Company and the Members and their successors and permitted assigns, and no provision of this Agreement shall be deemed to confer upon any other Person, including any equityholders of any Member, any remedy, Claim, Liability, reimbursement, cause of action or other right.

Section 13.7      Governing Law. This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely with the State of Delaware, without giving effect to any Laws or principles of conflicts of laws that would cause the Laws of any other jurisdiction to apply.

Section 13.8      Dispute Resolution.

(a)            General Provisions. The Members shall use commercially reasonable efforts to settle amicably any and all disputes, controversies or Claims (whether sounding in contract, tort, common law, statutory law, equity or otherwise), other than a Board Deadlock, arising out of or relating to this Agreement, including any question regarding its existence or scope, the meaning of its provisions, or the proper performance of any of its terms by either Member, or its breach, termination or invalidity (each such dispute, controversy or Claim, a “Dispute”). Except as otherwise expressly provided herein, any Dispute shall be resolved in accordance with the procedures set forth in this Section 13.8. For the avoidance of doubt, a Board Deadlock shall not be deemed to be a Dispute governed by this Section 13.8, and shall, instead, be governed by Section 5.3(a)(v).

(b)            Resolution by Senior Executives. If a Dispute cannot be resolved at an operational level, the disputing party may give written notice to the other party or parties, requesting that senior management or senior representatives of each applicable party attempt to resolve the Dispute and setting forth such party’s position and a summary of reasons supporting that position. Within fifteen (15) Business Days after the request, the other party shall provide a written response. The notice and the response shall designate such party’s senior executive and provide a statement of the party’s position and a summary of reasons supporting that position. The designated senior executives or representatives shall meet in person at a mutually acceptable place, or by telephone, within ten (10) Business Days after receiving the response to seek a resolution. If no resolution is reached by the expiration of thirty (30) calendar days from the date of the notice of Dispute, any disputing party may submit the Dispute to resolution as further provided herein.

(c)            Mediation. If the applicable parties’ senior executives or representatives are unable to resolve the Dispute in the time period provided above, the disputing parties may submit the Dispute for resolution to non-binding mediation by providing written notice to each other party. The mediation shall take place in New York, New York. Within twenty (20) calendar days of receiving the written notice of a request for mediation, the applicable parties shall mutually select a mediator. The mediation shall take place within 45 calendar days after the initial request for mediation. Within ten (10) Business Days of the conclusion of mediation, the mediator shall provide an evaluation of the Dispute and the parties’ hereto relative positions.

(d)            Arbitration.

(i)            If the parties hereto are unable to reach a resolution pursuant to Section 13.8(c), any disputing party may submit the Dispute for resolution by binding arbitration under the administration of the International Chamber of Commerce (“ICC”) in accordance with its Rules for Arbitration (the “ICC Rules”) in effect at the time of the arbitration, subject to such modifications set forth in this Agreement.

(ii)            In any Dispute in which the aggregate value of the Claims and any counterclaims is less than $5,000,000.00, the arbitral tribunal shall consist of a single arbitrator whom the International Court of Arbitration of the ICC shall appoint pursuant to its applicable rules pertaining to the selection of a single arbitrator. In any Dispute in which the aggregate value of the Claims and any counterclaims is $5,000,000.00 or more, the arbitral tribunal shall be composed of three arbitrators. In the case of a tribunal of three arbitrators: (A) each party shall designate one arbitrator within twenty (20) calendar days after the request for arbitration is filed; (B) if there are more than two disputing parties, FX shall designate one (1) arbitrator and LMC shall designate one (1) arbitrator; (C) the first two arbitrators shall select the third arbitrator within thirty (30) calendar days after the last of the first two arbitrators has been nominated, and shall not be affiliated with any disputing party; and (D) in the event that the initial two arbitrators fail to agree to a third arbitrator, the third arbitrator shall be chosen by the International Court of Arbitration of the ICC. The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by any party shall be accompanied by an English translation. The arbitration shall be conducted in New York, New York, which shall be the seat of the arbitration. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. Either party can request a written transcript of the proceedings at that party’s cost. The arbitral tribunal shall determine the Dispute consistent with the substantive law described in Section 13.7, and shall apply this Agreement according to its terms.

(iii)            The parties agree that any Disputes resolved pursuant to this Section 13.8 are commercial in nature. The parties agree to be bound by any award or order resulting from arbitration conducted hereunder notwithstanding any country’s laws or treaties with the United States to the contrary. The parties agree that in the context of an attempt by any disputing party to enforce an arbitral award or order, any defenses relating to any other parties’ capacity or the validity of this Agreement or any related agreement under any Law are waived. Any judgment on an award or order resulting from an arbitration conducted under this Section 13.8 may be entered and enforced in any court, in any country, having jurisdiction over any of the disputing parties or their assets. For the purposes of enforcement of an award or order as described in the preceding sentence, the Parties submit to the non-exclusive jurisdiction of the state and federal courts of New York and Delaware.

(iv)            Each party shall bear its own fees and expenses, including fees and expenses of financial and legal advisors and other outside consultants, in connection with any arbitration conducted under this Section 13.8.

(e)            Admissibility into Evidence. All offers of compromise or settlement among the parties hereto or their Representatives in connection with the attempted resolution of any Dispute (i) shall be deemed to have been delivered in furtherance of a Dispute settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

(f)            Proceedings Confidential. Except to the extent necessary to enforce any arbitral award, to enforce other rights of the parties, or as required by applicable Law or the applicable rules of any stock exchange, each party shall ensure that it and its Representatives and expert witnesses, shall maintain as confidential the existence of the arbitration proceedings, the arbitral award, all filings and submissions exchanged or produced during the arbitration proceedings and briefs, memorials, witness statements or other documents prepared in connection with such arbitration; provided, however, that a party may disclose such information to its Representatives and expert witnesses; it being understood that such Representatives will be informed of the confidential nature of the existence of any such arbitration proceedings, arbitral award, filings and submissions, briefs, memorials, witness statements and other documents and will be directed to treat the foregoing as confidential in accordance with the terms of this Agreement and each party will be responsible for the compliance by its Representatives and expert witnesses with this Section 13.8(f). This Section 13.8 shall survive the termination of the arbitral proceedings.

(g)            Privilege. Legal professional privilege, including privileges protecting attorney-client communications and attorney work product of each party from disclosure or use in evidence, as recognized by applicable Laws governing each party’s relationship with its counsel, including in-house counsel, shall apply to and be binding in any arbitration proceeding under this Section 13.8(g).

(h)            Provisional Remedies. Nothing in this Agreement shall limit the right of a party hereto to seek, and each such party shall have the right to seek, interim, injunctive or other temporary equitable relief, in support of and before any final arbitral award is delivered in any court having jurisdiction. In any such action, each party irrevocably and unconditionally (i) consents and agrees to the exclusive jurisdiction of any state or federal court located in the County of New Castle in the State of Delaware; (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any such court; (iii)  consents to service of process in the manner provided for notices in Section 13.11, or in any other manner permitted by applicable law; and (iv) WAIVES ANY RIGHT TO TRIAL BY JURY. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal, or the emergency arbitrator (as provided in the ICC Rules), shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and the arbitral tribunal shall have the power to award damages for the failure of any party to respect its or the emergency arbitrator’s orders to that effect.

Section 13.9      Severability; Equitable Relief. If any provision of this Agreement or the application of any provision hereof to any circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to other circumstances shall not be affected. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Members, as expressed in the terms hereof, as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. The parties hereto recognize, acknowledge and agree that the breach or violation of this Agreement by a party hereto would cause irreparable damage to the other parties hereto and that none of the parties hereto has an adequate remedy at Law. Subject to the following sentence, the parties hereto acknowledge and agree that each party hereto shall be entitled, in addition to any other remedies that may be available, to obtain injunctive relief, specific performance of the terms of this Agreement or other equitable relief, to redress breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise and the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. A party hereto seeking an Order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such Order or injunction, and each party hereto hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Legal Proceeding is brought by any party hereto to enforce this Agreement, the other parties hereto shall waive the defense that there is an adequate remedy at Law.

Section 13.10      Counterparts; Electronic Delivery. This Agreement may be executed and delivered in two or more separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement, consent or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, portable document format (.pdf), facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Member with respect to this Agreement or any such agreement, consent or instrument, the other Member with respect to this Agreement or any such agreement, consent or instrument shall re-execute originals thereof and deliver them to the Member that made such request.

Section 13.11      Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally, (b) one (1) Business Day after deposit with a reputable overnight courier service (providing proof of delivery), (c) four (4) Business Days after deposit in the United States Mail, registered or certified mail (postage prepaid, return receipt requested) or (d) as of the date transmitted if sent by electronic transmission with receipt confirmed, in each case to the addresses and attention parties indicated below (or at such other address or electronic mail address for a party as shall be specified by like notice):

To FX:

Foxconn EV Technology, Inc.
4568 Mayfield Rd
Ste 204

Cleveland, OH 44121

Attention: Jerry Hsiao and Steven Yu
E-mail: jerry.hsiao@foxconn.com; stevenyu@foxconn.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
200 Park Avenue

New York, New York 10166

Attention: Mike Huang
E-mail: mikehuang@paulhastings.com

To LMC:

Lordstown Motors Corp.

38555 Hills Tech Dr.
Farmington Hills, Michigan 48331
Attention: CEO
Email: dan.ninivaggi@lordstownmotors.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114

Attention: Ronald Stepanovic
E-mail: RStepanovic@bakerlaw.com

To the Company:

MIH EV Design LLC

c/o Foxconn EV Technology, Inc.

4568 Mayfield Rd
Ste 204

Cleveland, OH 44121

Attention: Jerry Hsiao and Steven Yu
E-mail: jerry.hsiao@foxconn.com; stevenyu@foxconn.com

with a copy (which shall not constitute notice) to:

Lordstown Motors Corp.

38555 Hills Tech Dr.
Farmington Hills, Michigan 48331
Attention: Edward Hightower
Email: edward.hightower@lordstownmotors.com

and

Paul Hastings LLP
200 Park Avenue

New York, New York 10166

Attention: Mike Huang
E-mail: mikehuang@paulhastings.com

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section 13.12      Entire Agreement. This Agreement (including all Exhibits and Schedules) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, by and among the Company and the Members with respect to the matters set forth in this Agreement. The Company and each Member agrees and acknowledges that: (a) it is entering into this Agreement in reliance solely on the statements made or incorporated in this Agreement and the documents expressly referred to herein and therein; and (b) it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement. Notwithstanding the foregoing, nothing in this Section 13.12 limits or excludes any Liability for fraud and fraudulent misrepresentation. There are no conditions precedent to the effectiveness of this Agreement other than those expressly stated in this Agreement.

Section 13.13      Confidentiality. Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (a) any of such Confidential Information may be disclosed to such Member’s Affiliates and to their respective Representatives, each of which Representatives shall be bound by the provisions of this Section 13.13 or substantially similar terms, (b) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, (c) any disclosure may be made of the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable Law (whether in the Member’s fundraising materials or otherwise), (d) Confidential Information may be disclosed by a Member, its Affiliates or their respective Representatives to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement and (e) Confidential Information may be disclosed by any Member, its Affiliates or their respective Representatives to the extent that the Member, its Affiliates or their respective Representatives have received advice from its counsel that it is legally compelled to do so, provided, that, prior to making such disclosure, such Member, Affiliate or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided, further, that the Member, its Affiliate or their respective Representatives, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required. The provisions of this Section 13.13 shall survive any expiration or termination of this Agreement and each Member shall continue to be bound by its terms after such Member ceases to be a Member, in each case for a period of eighteen (18) months from the date of such expiration or termination of this Agreement or such Person ceasing to be a Member, as applicable.

Section 13.14      Survival. The provisions of Article XII and Section 13.3 through Section 13.16 and all definitions used in those provisions shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the termination of the Company.

Section 13.15      No Partnership or Affiliation. The Members intend that the Company not be a partnership (including a limited partnership), association, joint venture or other co-operative entity, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement (provided that, solely for U.S. federal income Tax purposes, the Company shall be classified as a partnership), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members understand, acknowledge and agree that LMC is not an Affiliate of FX, and FX is not an Affiliate of LMC.

Section 13.16      Certain Relationships. Notwithstanding anything to the contrary contained herein, each of the Company and the Members acknowledges and agrees that nothing in this Agreement (including any terminology used herein) and no action taken by the Company and/or the Members under this Agreement is intended to, or shall be deemed to, establish any partnership, association or agency relationship or other co-operative entity between any of the Members or constitute any Member the agent of another Member for any purpose.

Section 13.17      Waivers. Any failure by the Company or either Member to comply with any obligation, covenant, agreement or condition herein may be waived by the Company and/or the other Member, as applicable, entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, and such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

The undersigned have entered into this Limited Liability Company Agreement effective as of the date first written above.

MIH EV DESIGN LLC

By:
Name:
Title:

FOXCONN EV TECHNOLOGY, INC.

By:
Name:
Title:

LORDSTOWN EV CORPORATION

By:
Name:
Title:

[Signature Page to the Limited Liability Company Agreement]